                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Norwest Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

               [LETTERHEAD OF NORWEST CORPORATION APPEARS HERE]

                                             March 18, 1998

Dear Stockholder:

  The annual meeting of stockholders will be held on Tuesday, April 28, 1998, at 10:00 a.m., Minneapolis time, in the Lutheran Brotherhood Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota. The Notice of the Meeting and Proxy Statement appear in the pages that follow.

  At the annual meeting, you will be asked to elect directors (Item 1) and to vote on proposals to amend Norwest Corporation's Restated Certificate of Incorporation to increase the number of shares of authorized common stock (Item
2), to approve the amended and restated Performance-Based Compensation Policy (Item 3), to approve an increase in the number of shares that may be awarded under the Long-Term Incentive Compensation Plan (Item 4), and to ratify the appointment of auditors for the year 1998 (Item 5). We describe these proposals in detail in the Proxy Statement.

  You will also be asked to vote on a stockholder proposal relating to cumulative voting. This proposal is presented in the Proxy Statement as Item 6, along with the reasons the Board of Directors opposes this proposal.

  The Board of Directors recommends that you vote FOR the election of the directors named in the Proxy Statement, FOR Items 2, 3, 4 and 5 and AGAINST
Item 6.

                                Sincerely,

                                /S/ Richard M. Kovacevich

                                RICHARD M. KOVACEVICH
                                Chairman and Chief Executive Officer

                               ----------------

Please sign and date the enclosed proxy and return it promptly in the enclosed envelope if you do not expect to be present to vote your stock in person. If you later decide to vote in person at the meeting, or for any other reason wish to revoke your proxy, you may revoke it at any time before it is voted.

                               ----------------

                               TABLE OF CONTENTS

                                                                       PAGE NO.
                                                                       --------
Notice of Annual Meeting of Stockholders
Outstanding Shares...................................................      1
Voting...............................................................      2
Item 1. Election of Directors........................................      3
The Board of Directors and Committees................................      8
  Director Compensation..............................................      9
Norwest Common Stock Owned by Directors and Executive Officers.......     11
Executive Officers...................................................     13
Executive Compensation (How Norwest Pays Its Executive Officers).....     15
  Report of the Human Resources Committee on Executive Compensation..     15
  Performance Graph..................................................     20
  Compensation Tables and Information................................     21
Other Information About Directors and Executive Officers.............     26
Item 2. Proposal to Increase Norwest's Authorized Common Stock.......     27
Item 3. Proposal to Approve the Performance-Based Compensation Poli-
 cy..................................................................     29
Item 4. Proposal to Amend the Long-Term Incentive Compensation Plan..     32
Item 5. Appointment of Auditors......................................     35
Item 6. Stockholder Proposal Relating to Cumulative Voting...........     36
Deadline for Submitting Stockholder Proposals........................     37
Annual Reports.......................................................     37

                              NORWEST CORPORATION

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 28, 1998

                             ---------------------

To the Holders of
Common Stock of Norwest Corporation:

  The annual meeting of stockholders of Norwest Corporation, a Delaware corporation ("Norwest"), will be held in the Lutheran Brotherhood Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, on Tuesday, April 28, 1998, at 10:00 a.m., Minneapolis time. The purpose of the meeting is to:

  1. Elect directors.

  2. Vote on a proposal to amend Norwest's Restated Certificate of Incorporation to increase the authorized shares of common stock from 1,000,000,000 to 2,000,000,000 shares.

  3. Vote on a proposal to approve the amended and restated Performance-Based Compensation Policy.

  4. Vote on a proposal to increase the number of shares of common stock that may be awarded under the Long-Term Incentive Compensation Plan by 37,000,000.

  5. Vote on a proposal to ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP to audit the books of Norwest and subsidiaries for the year ending December 31, 1998.

  6. Vote on a stockholder proposal asking the Board of Directors to provide for cumulative voting for directors if a stockholder or group of stockholders holds 30% or more of Norwest's common stock.

  The Board recommends that stockholders vote against the stockholder proposal listed as Item 6 in this Notice.

  Norwest and its stockholders may also transact any other business that may properly be presented at the annual meeting.

  Only holders of common stock at the close of business on March 10, 1998 may vote at the annual meeting or at any adjournment. A list of stockholders of record who may vote at the annual meeting or any adjournment will be available during business hours for any stockholder of Norwest to examine for any purpose relevant to the meeting. The list will be available for at least ten days before the meeting at the office of the Secretary of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1026.

                                          By Order of the Board of Directors,

                                          /s/ Laurel A. Holschuh

                                          LAUREL A. HOLSCHUH
                                          Secretary

March 18, 1998

                              NORWEST CORPORATION

                                NORWEST CENTER
                              SIXTH AND MARQUETTE
                         MINNEAPOLIS, MINNESOTA 55479

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

  The Board of Directors of Norwest Corporation ("Norwest") is soliciting proxies from its stockholders to be used at the annual meeting on Tuesday, April 28, 1998. This Proxy Statement and the form of proxy are being mailed to stockholders beginning March 18, 1998.

  Shares of common stock may be represented at the annual meeting by stockholders in person or by proxy. If shares of common stock are represented by proxy, the shares will be voted as the stockholder instructs in the proxy. Except as discussed under the heading "VOTING" below, if a stockholder does not give any voting instructions in the proxy, the shares will be voted: FOR the election of the directors named in this Proxy Statement (Item 1), FOR the proposed amendment to Norwest's Restated Certificate of Incorporation to increase the number of authorized shares of common stock (Item 2), FOR the amended and restated Performance-Based Compensation Policy (Item 3), FOR the amendment to the Long-Term Incentive Compensation Plan to increase the number of shares of common stock that may be awarded under the plan (Item 4), and FOR the ratification of the appointment of the auditors for 1998 (Item 5), and AGAINST the stockholder proposal relating to cumulative voting (Item 6). A stockholder may revoke a proxy at any time before it is voted.

  Norwest will solicit proxies generally by mail. Officers or employees of Norwest or its subsidiaries may also solicit proxies from some stockholders, either in person, by telephone, or by special letter. Norwest will pay all costs for soliciting proxies. Norwest also will arrange with brokerage houses and other custodians, nominees, and fiduciaries to send proxy materials to their customers and clients, and will reimburse them for their expenses. Norwest has hired Georgeson & Company Inc., New York, New York, to help Norwest solicit proxies for a fee of $15,000 plus out-of-pocket expenses.

  As far as the Board of Directors and Norwest's management know, stockholders at the meeting will vote on only the matters described in this Proxy Statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote stockholders' proxies on these matters, as they consider appropriate.

                              OUTSTANDING SHARES

  On March 10, 1998, the record date for stockholders who may vote at the
meeting, there were     shares of common stock outstanding. Each outstanding
share is entitled to one vote.

  The following table lists each person, including any group, known to Norwest to beneficially own more than 5% of its common stock on December 31, 1997. As defined by the Securities and Exchange Commission, a person is the beneficial owner of securities if he or she has or shares voting power or investment power for such securities or has the right to obtain beneficial ownership within 60 days.

                                                   AT DECEMBER 31, 1997
                                             ---------------------------------
             NAME AND ADDRESS                AMOUNT AND NATURE OF  PERCENT OF
            OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP COMMON STOCK
            -------------------              -------------------- ------------
Certain subsidiary banks, including Norwest       69,197,735(1)       9.1%
 Bank Minnesota, N.A., of Norwest
 Corporation, Norwest Center, Sixth and
 Marquette, Minneapolis, Minnesota 55479

---------------------

(1) With respect to 26,109,432 of these shares, these subsidiaries had in total: sole voting power over 25,472,661 shares, shared voting power over 636,771 shares, and no voting power over the remaining 789,349 shares; sole investment power over 15,991,188 shares, shared investment power over 3,528,602 shares, and no investment power over the remaining 7,381,991 shares.

  The amount shown also includes 42,298,954 shares held in the Master Savings Trust for participants in Norwest's Savings Investment Plan. Participants have the right to direct the voting of the shares held in trust based on the ratio of the value of each participant's account in Norwest stock funds to the total value of the funds on the record date for the stockholders' meeting. Shares held in trust on the record date will be voted pro rata by Norwest Bank Minnesota, N.A., as trustee of the trust, based on the instructions of all plan participants who give instructions.

  The shares listed in this table are held in a fiduciary or representative capacity. Norwest and the subsidiaries named in the table do not have any beneficial interest in these shares.

                                    VOTING

VOTE REQUIRED

  To Elect Directors. Under Delaware law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. Only shares voted for a nominee will be counted. Shares present at the meeting that are not voted for a nominee or shares present by proxy where the stockholder has withheld authority to vote for a nominee will not count toward a nominee's plurality.

  To Amend the Restated Certificate of Incorporation and to Approve Other Matters. Under Delaware law, the proposed amendment to Norwest's Restated Certificate of Incorporation (the "Restated Certificate") to increase the number of shares of authorized common stock (Item 2) requires the favorable vote of a majority of all outstanding shares of common stock. Delaware law requires the favorable vote of the majority of shares present in person or represented by proxy at the meeting to approve the amended and restated Performance-Based Compensation Policy (Item 3), the amendment to the Long-Term Incentive Compensation Plan (Item 4), and the stockholder proposal relating to cumulative voting (Item 6).

  How the Vote Is Counted. Shares that abstain from voting on a particular matter are considered present at the meeting for purposes of determining a quorum, but are treated as having voted against the matter at the meeting. Shares for which a broker has not received voting instructions from the beneficial owner on a proposal on which the broker cannot vote in its discretion under applicable exchange rules (a "broker non-vote"), are not counted for quorum or voting purposes with respect to any proposal to which the broker non-vote relates. Broker non-votes have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal because they reduce the total number of shares from which the majority vote is calculated. Under New York Stock Exchange rules, a member broker may not vote in its discretion on the stockholder proposal being presented at the 1998 annual meeting unless the broker has received instructions on how to vote on this proposal from the beneficial owners of the shares represented by the broker's proxy.

CONFIDENTIAL VOTING POLICY

  It is Norwest's policy that all stockholder meeting proxies, ballots, and voting records that identify the particular vote of a stockholder are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the annual stockholders' meeting except
(i) to meet legal requirements; (ii) to assert claims for or defend claims against Norwest; (iii) to allow the inspectors of election to certify the results of the stockholder vote; (iv) if a proxy solicitation in opposition to Norwest or the Board of Directors takes place; or (v) to respond to stockholders who have written comments on proxy cards or if a stockholder has requested disclosure. Inspectors of election and those who count stockholder votes may not be employees of Norwest. They may be employees of an affiliated Norwest bank if they have been instructed to comply with this policy.

                         ITEM 1. ELECTION OF DIRECTORS

  The Board of Directors currently consists of 15 persons. The Board has set 13 directors as the number to be elected at the annual meeting and has nominated the individuals named below. All nominees have informed Norwest that they are willing to serve as directors. If any nominee is no longer a candidate for director at the annual meeting, the persons named in the enclosed proxy will vote for the rest of the nominees and may vote for a substitute nominee in their discretion. All nominees are currently directors of Norwest and have been previously elected by the stockholders. Directors are elected to hold office until the next annual election and until their successors are properly elected and qualified. Pierson M. Grieve and Charles
M. Harper are retiring as directors at the 1998 annual meeting. No information is given in the Proxy Statement about Mr. Grieve and Mr. Harper, except information about the Norwest common stock each beneficially owns.

  Information about the 13 nominees can be found on pages   and  , and also on
pages  ,  ,  , and  . The number of shares of common stock of Norwest each
nominee beneficially owned on February 28, 1998, is listed on pages   through
 . All director nominees have served in the capacities shown below for more than five years unless otherwise stated.

(PICTURE)        LESLIE S. BILLER, 50                       Director since 1997
                 President and Chief Operating Officer, and Director Norwest
                 Corporation Minneapolis, Minnesota

                 Over the last five years, Mr. Biller served as Executive Vice President (South Central Community Banking) until January 31, 1997, when he assumed his present position.

                 Mr. Biller also serves as a director of Ecolab Inc., VISA USA, VISA International, Jewish Vocational Services in the Twin Cities, International Data Response Corporation, and the Minnesota Orchestra; as Chairman of Twin Cities RISE!; and as a trustee of the Minnesota Mutual Life Insurance Company and the University of Nevada (Reno) Foundation.

(PICTURE)        J.A. BLANCHARD III, 55                     Director since 1996
                 Chairman, President and Chief Executive Officer, and Director
                 Deluxe Corporation (Supplier of Paper and Electronic Payment,
                 Payment Protection, Direct Marketing and Related Services to the Financial and Retail Industry) Shoreview, Minnesota

                 Mr. Blanchard served as Chairman and Chief Executive Officer of Harbridge Merchant Services, a national credit card processing company, from April 1991 until May 1993. In January 1994, he became an Executive Vice President of General Instrument Corporation, a supplier of systems and equipment to the cable and satellite television industry, and served in that capacity until May 1995, when he assumed his present position.

                 Mr. Blanchard also serves as a director of Saville Systems, Inc. and the Minnesota Opera Company; and as a member of the Business Advisory Council and the Board of Overseers of the Carlson School of Management at the University of Minnesota.

-------------------------------------------------------------------------------

(PICTURE)        DAVID A. CHRISTENSEN, 62                   Director since 1977
                 President and Chief Executive Officer, and Director
                 Raven Industries, Inc. (Diversified Manufacturer of Plastics,
                 Electronics,  and Special-Fabric Products) Sioux Falls, South
                 Dakota

                 Mr. Christensen also serves as a director of Northern States Power Company and as Co-Chair of the Development Council of Forward Sioux Falls.

-------------------------------------------------------------------------------

(PICTURE)        WILLIAM A. HODDER, 66                      Director since 1971
                 Retired Chairman and Chief Executive Officer,  and Retired
                 Director
                 Donaldson Company, Inc. (Manufacturer of Filtration and
                 Emission Control Products) Minneapolis, Minnesota

                 Over the last five years, Mr. Hodder served as Chairman, President and Chief Executive Officer. Effective August 1, 1994, he became Chairman and Chief Executive Officer until his retirement on August 5, 1996.

                 Mr. Hodder also serves as a director of Cowles Media Company, Musicland Stores Corporation, ReliaStar Financial Corp., SUPERVALU INC., and Tennant Company; and as a member of the Board of Overseers of the Carlson School of Management at the University of Minnesota and the University of Nebraska Foundation.

(PICTURE)        LLOYD P. JOHNSON, 67                       Director since 1985
                 Retired Chairman and Director Norwest Corporation
                 Minneapolis, Minnesota

                 Over the last five years, Mr. Johnson served as Chairman of the Board and Chief Executive Officer. Effective January 1, 1993, he became Chairman of the Board until his retirement on May 1, 1995.

                 Mr. Johnson also serves as a director of Valmont Industries, Inc.

-------------------------------------------------------------------------------

(PICTURE)        REATHA CLARK KING, 59                      Director since 1986
                 President and Executive Director General Mills Foundation
                 (Charitable Foundation for General Mills, Inc.) Minneapolis,
                 Minnesota

                 Dr. King is also a Vice President of General Mills, Inc. with responsibility for its citizenship programs. Dr. King also serves as a director of H.B. Fuller Company and Exxon Corporation; as a trustee of the Minnesota Mutual Life Insurance Company and the University of Chicago; and as a member of the Board of the Council on Foundations, the Board of the Minnesota Medical Foundation, and the Board of Managers of the Ministers and Missionaries Benefit Board of the American Baptist Churches, New York City.

-------------------------------------------------------------------------------

(PICTURE)        RICHARD M. KOVACEVICH, 54                  Director since 1986
                 Chairman and Chief Executive Officer, and Director Norwest
                 Corporation Minneapolis, Minnesota

                 Over the last five years, Mr. Kovacevich served as President and Chief Operating Officer until January 1, 1993, when he became President and Chief Executive Officer. Effective May 1, 1995, he was also named as Chairman. Mr. Kovacevich served in the capacity of Chairman, President and Chief Executive Officer until January 31, 1997, when he assumed his present position.

                 Mr. Kovacevich also serves as a director of Dayton Hudson Corporation, ReliaStar Financial Corp., Northern States Power Company, and PETsMART, Inc.; as a director and Vice President of the Bankers Roundtable and the Walker Art Center; as a director and member of the Executive Committee of the Minnesota Business Partnership, Inc.; as Vice Chairman of the Board of The Greater Minneapolis Metropolitan Housing Corporation, United Way of Minneapolis Area, and the American Bankers Council.

(PICTURE)        RICHARD S. LEVITT, 67                      Director since 1982
                 Chairman of the Board and Director Nellis Corporation
                 (Private Capital Management) Minneapolis, Minnesota

                 Mr. Levitt also serves as a director of Meredith Corporation, the Northwest Area Foundation, the University of Iowa Law School Foundation, the University of Iowa Foundation, and Norwest Bank Iowa, N.A., a subsidiary of Norwest.

-------------------------------------------------------------------------------

(PICTURE)        RICHARD D. MCCORMICK, 57                   Director since 1983
                 Chairman, President and Chief Executive Officer,  and
                 Director
                 U S WEST, Inc. (Communications) Englewood, Colorado

                 Mr. McCormick also serves as a director of UAL (United Airlines) Corporation. In addition he is Chairman of the Board of Trustees of Creighton University and the United States Council for International Business.

-------------------------------------------------------------------------------

(PICTURE)        CYNTHIA H. MILLIGAN, 51                    Director since 1992
                 President and Chief Executive Officer Cynthia Milligan &
                 Associates (Consulting Firm to Financial Institutions)
                 Lincoln, Nebraska

                 Over the last five years, in addition to her present position, Ms. Milligan has served as Adjunct Professor of Law (Banking) at the University of Nebraska College of Law.

                 Ms. Milligan also serves as a director of Gallup Inc.; as Vice Chairman and director of Bryan Memorial Hospital Foundation; as President and director of Samaritan Counseling Center Foundation; as a member of the Board of Trustees, College of Business Administration, University of Nebraska; as a Commissioner for the Commission on Institutions of Higher Education of the North Central Association of Colleges and Schools; and as a trustee of the Nebraska Council on Economic Education.

(PICTURE)        BENJAMIN F. MONTOYA, 62                    Director since 1996
                 President and Chief Executive Officer, and Director Public
                 Service Company of New Mexico (Public Utilities) Albuquerque,
                 New Mexico

                 Over the last five years, Mr. Montoya served as Senior Vice President and General Manager of Pacific Gas & Electric Company until August 1, 1993, when he assumed his present position. In December 1989, Mr. Montoya completed a 31-year career with the United States Navy, retiring as Chief of the Civil Engineer Corps with the rank of Rear Admiral. He was appointed by the President of the United States to the 1995 Military Base Closure Commission and to the U.S. Naval Academy Board of Visitors. He has been recently appointed to the Board of the National Park Foundation by the Secretary of the Interior.

                 Mr. Montoya also serves as a member of the Board of the Albuquerque Community Foundation, the Governor's Business Executives for Education, the University of New Mexico School of Engineering, and the New Mexico State University Business (Advisory Councils).

-------------------------------------------------------------------------------

(PICTURE)        IAN M. ROLLAND, 64                         Director since 1993
                 Chairman and Chief Executive Officer, and Director
                 Lincoln National Corporation (Insurance) Fort Wayne, Indiana

                 Over the last five years, Mr. Rolland served as Chairman and Chief Executive Officer of Lincoln National Corporation and Lincoln National Life Insurance Company until May 17, 1994, when he assumed his present position.

                 Mr. Rolland also serves as a director of Tokheim Corporation and NIPSCO Industries, Inc.

-------------------------------------------------------------------------------

(PICTURE)        MICHAEL W. WRIGHT, 59                      Director since 1991
                 Chairman, President and Chief Executive Officer,  and
                 Director
                 SUPERVALU INC. (Food Distribution and Retailing) Minneapolis,
                 Minnesota

                 Mr. Wright also serves as a director of Cargill, Incorporated, Musicland Stores Corporation, and Honeywell, Inc.; as Chairman of the Board of the Food Marketing Institute; as a member of the Board of the Food Distributors International, the International Grocers Association, and The Food Business Forum; as a member of the Executive Committee of the Minnesota Business Partnership, Inc.; and a member of the Board of Overseers of the Carlson School of Management at the University of Minnesota; and as a trustee of St. Thomas Academy.

                     THE BOARD OF DIRECTORS AND COMMITTEES

MEETINGS

  Norwest's Board of Directors held six regular meetings during 1997. The Board has established committees, including committees with audit, compensation, and nominating responsibilities, that also met during 1997. Director attendance at these meetings averaged 95% during 1997. Each director attended 75% or more of the total number of Board and committee meetings on which he or she served.

COMMITTEES

 AUDIT AND EXAMINATION COMMITTEE

  Members:                 Richard S. Levitt (Chair)    Cynthia H. Milligan
                           David A. Christensen         Benjamin F. Montoya
                           Reatha Clark King

  Purpose: Recommends to the Board of Directors the indepen-dent auditors to audit Norwest's books and records.

                           Reviews (1) the scope and results of the audit en-gagement with the independent auditors, (2) the scope, frequency, and results of internal audits and examinations, (3) the adequacy of Norwest's system of internal accounting controls, (4) bonding and insurance coverage, and (5) examination reports of Norwest.

  Number of Meetings in 1997: Three

 BOARD AFFAIRS COMMITTEE

  Members:                 William A. Hodder (Chair)    Pierson M. Grieve
                           David A. Christensen         Richard S. Levitt

  Purpose: Provides advice and assistance relating to corpo-rate governance, the organization and function of the Board and its committees, selection of members for the Board and appointments to its committees, and director compensation.

                           Reviews and makes recommendations on matters relat-ing to the effectiveness of the Board, including the Board schedule, its agenda, and information provided to the Board.

                           The Committee Chair also determines the agenda for, and presides at executive sessions of the Board at which management directors are not present, and co-ordinates the Chief Executive Officer evaluation process for the Board.

                           As part of its nominating responsibilities, the Board Affairs Committee will consider qualified nominees recommended by a stockholder of Norwest if the recommendation is made in writing to the Secre-tary of Norwest no later than the December 31 be-fore the annual meeting. Any recommendation must include sufficient information to enable the Com-mittee to evaluate the qualifications of the pro-posed nominee.

  Number of Meetings in 1997: Two

  CREDIT COMMITTEE

  Members:                 David A. Christensen (Chair) Reatha Clark King
                           J.A. Blanchard III           Richard S. Levitt
                           Lloyd P. Johnson             Michael W. Wright



  Purpose: Reviews credit policies and examination reports, trends in domestic and international loans outstanding, and the adequacy of the allowance for credit losses.

  Number of Meetings in 1997: Three

 FINANCE COMMITTEE

  Members:                 Richard D. McCormick (Chair) Cynthia H. Milligan
                           J.A. Blanchard III           Benjamin F. Montoya
                           Charles M. Harper            Ian M. Rolland
                           Lloyd P. Johnson

  Purpose: Reviews and makes recommendations to the Board regarding Norwest's annual and long-term financial plans, including proposed debt and equity issues and dividends.

                           Reviews policies regarding capital structure and investment portfolio composition.

  Number of Meetings in 1997: Three

 HUMAN RESOURCES COMMITTEE

  Members:                 Michael W. Wright (Chair)    William A. Hodder
                           Pierson M. Grieve            Richard D. McCormick
                           Charles M. Harper            Ian M. Rolland

  Purpose: Approves compensation arrangements for senior management.

                           Recommends adoption of benefit and compensation plans to the Board and approves awards under these plans.

  Number of Meetings in 1997: Three

DIRECTOR COMPENSATION

  Annual Compensation. Norwest has a policy that 50% of the annual retainer for non-employee directors be paid in common stock. Norwest also has set common stock ownership targets for directors. These targets require directors to own common stock having a value equal to five times the annual cash retainer. Directors have five years to meet their ownership targets. In 1997, Norwest paid each non-employee director a cash retainer of $24,000 plus $1,000 for each Board or committee meeting attended. The Chairs of the Audit and Examination, Board Affairs, Credit, Finance, and Human Resources Committees were paid an additional fee of $5,000. Beginning January 1, 1998, the annual cash retainer for directors was set at $30,000 plus $1,500 for each Board or committee meeting attended. On February 1, 1998, as payment for services in 1997, Norwest awarded each non-employee director 824 shares of Norwest's common stock. Each share award had a total fair market value based on the $30,000 annual cash retainer in effect on January 1, 1998 and was made under the Directors' Formula Stock Award Plan described below under "Directors' Formula Plan."

  Directors may defer all or part of their compensation under the terms of the Directors' Stock Deferral Plan and the Deferred Compensation Plan for Non-Employee Directors (the "Directors' Deferred Compensation Plan"). The plans are described below under "Directors' Deferral Plans."

  Directors' Formula Plan. The Directors' Formula Plan pays non-employee directors for their services in shares of Norwest's common stock.

  Under this plan, a non-employee director who serves during a year, and who is a director of Norwest on December 31 of that year (an "Eligible Non-Employee Director"), will receive on February 1 of the following year (the "Award Date"), as payment for services in the prior year, an award of shares of common stock of Norwest (the "Award"). The Award will be that number of whole shares of common stock having a total fair market value on the Award Date equal to the amount of the annual cash retainer in effect on the January 1 immediately before the Award Date.

  The Directors' Formula Plan allows each Eligible Non-Employee Director to defer all or a portion of his or her Award in the form of shares of common stock. Each year, participants in the Directors' Formula Plan may elect the percentage of the Award to be deferred, the year in which the deferred amount will be paid, and a lump sum or installment payment option. The number of deferred shares is credited to a Deferred Stock Account for each participating director. When dividends are paid on Norwest's common stock, the director's Deferred Stock Account is credited with additional shares computed using the average of the high and low market prices of a share of common stock on the dividend payment date. Directors Blanchard, King, Levitt, McCormick, and Wright deferred all the shares they were awarded for 1997 using these provisions.

  Directors' Deferral Plans. Under the Directors' Stock Deferral Plan and Directors' Deferred Compensation Plan, a participating director can defer all or part of the annual retainer and meeting fees that are paid in cash. This deferral may be in shares of Norwest's common stock under the Directors' Stock Deferral Plan or in cash under the Directors' Deferred Compensation Plan.

  Directors who participate in the Directors' Stock Deferral Plan each year decide the percentage of cash fees they want to defer in shares, the year in which the deferred amount will be paid, and the form of distribution. Deferred amounts are credited to a "Deferred Stock Account" for each director participating in the plan. A participating director may elect distribution of his or her Deferred Stock Account in a lump sum either in cash, whole shares of Norwest's common stock, or a combination of both. Alternatively, the director may elect to receive the distribution in up to ten annual cash installments. If the director elects annual cash installments, the unpaid portion of these installments earns interest monthly at an annual interest rate based on the secondary market yield on 3-month U.S. Treasury bills. Deferred compensation and its earnings are included in the taxable income of a participant, and will be deducted by Norwest when distributed.

  Under the Directors' Deferred Compensation Plan, directors may defer, in cash, all or part of their retainer and meeting fees. Deferred amounts are credited to an unfunded account for the director (a "Deferred Cash Account"). Deferred Cash Accounts earn interest monthly at an annual interest rate based on the secondary market yield of 3-month U.S. Treasury bills. Until January 1, 1993, the Directors' Deferred Compensation Plan also permitted participating directors to defer cash amounts in the form of shares of Norwest's common stock to a phantom stock account established for the participant (a "Phantom Stock Account"). Although directors may not make any more deferrals to Phantom Stock Accounts, the value of the Phantom Stock Accounts continues to be adjusted to reflect credits in the form of additional phantom shares when dividends are paid on Norwest's common stock. All distributions from either a director's Deferred Cash Account or Phantom Stock Account will be made in cash. The director may receive deferred cash in a lump sum or in up to ten annual installments after his or her service as a director ends. Any distributions from a Phantom Stock Account will be based upon the value of Norwest's common stock at the time of distribution.

  Directors' Retirement Plan. All non-employee directors of Norwest with five or more years of service on the Board of Directors of Norwest or of any of its subsidiaries participate in the Directors' Retirement Plan.

Under this plan, a non-employee director who retires or otherwise ceases to serve as a director will receive a retirement benefit equal to the annual cash retainer in effect on the director's last day of service on the Board times the number of full years up to ten that the director served as a non-employee director. The retirement benefit is payable in annual installments equal to the number of full years that the participant served as a non-employee director of Norwest, or such greater number as the participant elects, up to a maximum of ten years in either case. A participating director may defer retirement benefits and, if deferred, these benefits will earn interest monthly at an interest rate based on the secondary market yield on 3-month U.S. Treasury bills. A participant may forfeit benefits under the plan if he or she serves as a management official of another depository organization after retirement. The non-employee director participants in the plan, and the number of years of service credited as of January 1, 1998 to each participant's account for purposes of determining the retirement benefit payable were: Directors Christensen, Hodder, Levitt, McCormick, and King, 10 years; Director Wright, 6 years; and Director Milligan, 5 years.

  Directors' Fees Paid by Bank Subsidiaries to Certain Directors. Directors of Norwest also served as directors or community (advisory) directors of Norwest bank subsidiaries as follows: David A. Christensen received $11,000 for serving as a director of Norwest Bank South Dakota, N.A.; Richard S. Levitt received $18,400 for serving as a director of Norwest Bank Iowa, N.A.; Cynthia
H. Milligan received $14,050 for serving as a director of Norwest Bank Nebraska, N.A.; Benjamin F. Montoya received $1,500 for serving as a community director of Norwest Bank New Mexico, N.A.; and Ian M. Rolland received $9,650 for serving as a director of Norwest Bank Indiana, N.A. Each bank subsidiary sets the amount of the compensation to be paid to its directors and community directors.

                             NORWEST COMMON STOCK
                   OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  The table below shows the shares of common stock beneficially owned and common stock share equivalents held on February 28, 1998, by current directors, executive officers named in the Summary Compensation Table on page of this Proxy Statement, and all directors and executive officers as a group.

                                   AMOUNT AND NATURE OF OWNERSHIP(1)
                             -----------------------------------------------
                                SHARES OF      COMMON STOCK SHARE
NAME                         COMMON STOCK(2)   EQUIVALENTS(3)(4)    TOTAL
----                         ---------------   ------------------ ----------
Les Biller..................    1,191,505(5)        176,541        1,368,046
J.A. Blanchard III..........        2,068             2,964            5,032
David A. Christensen........       20,222            54,386           74,608
Pierson M. Grieve...........       45,492            47,110           92,602
Charles M. Harper...........        9,212            30,965           40,177
William A. Hodder...........       20,622            49,431           70,053
Lloyd P. Johnson............    1,759,310(6)            --         1,759,310
Reatha Clark King...........       17,144               628           17,772
Richard M. Kovacevich.......    2,605,034(7)         92,706        2,697,740
Richard S. Levitt...........       81,438            35,483          116,921
Richard D. McCormick........       11,491            11,814           23,305
Cynthia H. Milligan.........        3,945             3,401            7,346
Benjamin F. Montoya.........          294             4,401            4,695
Kenneth R. Murray...........    1,244,214(8)        121,237        1,365,451
Ian M. Rolland..............       12,474             9,709           22,183
Daniel A. Saklad............    1,084,443(9)         33,293        1,117,736
John T. Thornton............      853,706(10)        66,495          920,201
Michael W. Wright...........        6,496            20,524           27,020
All directors and executive
 officers as a group
 (30 individuals)...........   13,305,135           947,899       14,253,034(11)

---------------------

 (1) Each individual owns less than 1% of Norwest's outstanding shares of common stock. All directors and executive officers as a group own %. Except as may otherwise be stated in the footnotes below, each director and executive officer has sole voting power for all shares of common stock shown opposite his or her name in the above table.

 (2) Amounts include shares of common stock allocated to the accounts of executive officers, a director who was a former executive officer, and all directors and executive officers as a group who participate in Norwest's Savings Investment Plan. Under the plan, a participant can direct the voting of the shares held in trust based on the ratio of the value of the participant's account in Norwest stock funds to the total value of such funds on the record date for the stockholders' meeting. Shares held in trust on the record date are voted by the trustee of the trust pro rata based on the instructions of participants.

 (3) Amounts include common stock share equivalents credited as of December 31, 1997 to the accounts of executive officers, a director who is a former executive officer, and all directors and executive officers as a group under Norwest's Supplemental Savings Investment Plan, Executive Incentive Compensation Plan, Employees' Stock Deferral Plan, Employees' Deferred Compensation Plan, Elective Deferred Compensation Plan for Mortgage Banking Executives, Norwest Mortgage Banking Incentive Compensation and Deferral Plan, and Performance Deferral Award Plan for Mortgage Banking Executives. Norwest has deposited shares in trust to satisfy part of its obligations under these plans.

 (4) Amounts include common stock share equivalents credited as of February 28, 1998 to Deferred Stock Accounts for non-employee directors under the Directors' Stock Deferral Plan and the Directors' Formula Stock Award Plan and to Phantom Stock Accounts under the Deferred Compensation Plan for Non-Employee Directors.

 (5) Mr. Biller is a director and one of the executive officers listed in the
     Summary Compensation Table on page   of this Proxy Statement. In addition
     to the shares allocated to his account under the plan described in footnote (2) above, the amount shown includes 134,682 shares held by his spouse, 723,264 shares which he has the right to acquire through the exercise of stock options currently or within 60 days after February 28, 1998, 32,000 shares of restricted stock, and 7,564 shares subject to restrictions on transfer of ownership.

 (6) The amount shown includes 305,332 shares held in a trust of which Mr. Johnson is a beneficiary, 760,572 shares which he has the right to acquire through the exercise of stock options currently or within 60 days after February 28, 1998, and 210,904 shares held in a revocable trust for which he is settlor and trustee.

 (7) Mr. Kovacevich is one of the executive officers listed in the Summary
     Compensation Table on page   of this Proxy Statement. In addition to the
     shares allocated to Mr. Kovacevich's account under the plan described in footnote (2) above, the amount shown includes 11,058 shares held by Mr. Kovacevich's spouse, 26,300 shares held in revocable trusts for his daughters and son for which he is co-trustee, 1,442,368 shares which he has the right to acquire through the exercise of stock options currently or within 60 days after February 28, 1998, 129,980 shares of restricted stock, and 12,456 shares subject to restrictions on transfer of ownership.

 (8) Mr. Murray is one of the executive officers listed in the Summary
     Compensation Table on page   of this Proxy Statement. In addition to the
     shares allocated to Mr. Murray's account under the plan described in footnote (2) above, the amount shown includes 740 shares held by Mr. Murray's spouse, 324 shares held in an IRA by his brother over which Mr. Murray has power of attorney and in which he has an indirect beneficial interest, 118,380 shares held in a trust of which Mr. Murray is a beneficiary, 598,650 shares which he has the right to acquire through the exercise of stock options currently or within 60 days after February 28, 1998, 12,000 shares of restricted stock, 7,564 shares subject to restrictions on transfer of ownership, and 83,802 shares held in a revocable trust for which he is settlor.

 (9) Mr. Saklad is one of the executive officers listed in the Summary
     Compensation Table on page   of this Proxy Statement. In addition to the
     shares allocated to his account under the plan described in footnote (2) above, the amount shown includes 38,674 shares held in a trust of which Mr. Saklad is a beneficiary,

    631,848 shares which he has the right to acquire through the exercise of stock options currently or within 60 days after February 28, 1998, 12,000 shares of restricted stock, 7,564 shares subject to restrictions on transfer of ownership, and 370,543 shares held in a revocable trust for which he is settlor and trustee.

(10) Mr. Thornton is one of the executive officers listed in the Summary
     Compensation Table on page   of this Proxy Statement. In addition to the
     shares allocated to his account under the plan described in footnote (2) above, the amount shown includes 38,900 shares held by Mr. Thornton's spouse, 1,960 shares held by his daughter in which he may be deemed to have a beneficial interest, 526,938 shares which Mr. Thornton has the right to acquire through the exercise of stock options currently or within 60 days after February 28, 1998, and 20,800 shares of restricted stock.

(11) In addition to the shares of common stock and common stock share equivalents held in the aggregate by the directors and executive officers named in the above table, the amount shown in the table under the heading "Shares of Common Stock" includes 1,091,066 shares of common stock held by 12 executive officers (including spouses and children of executive officers); 75,440 shares of restricted stock held by five executive officers; 7,564 shares subject to restrictions on transfer of ownership held by an executive officer; 105,448 shares held in a trust of which an executive officer is a beneficiary; 2,867,502 shares subject to stock options exercisable currently or within 60 days after February 28, 1998 held by 12 executive officers and the spouse of an executive officer who is an employee of a subsidiary of Norwest; and 189,005 shares allocable as of December 31, 1997 under the Savings Investment Plan to the accounts of 12 executive officers and the spouse of an executive officer who is an employee of a subsidiary of Norwest. The amount shown in the table under the heading "Common Stock Share Equivalents" includes the following share equivalents credited as of December 31, 1997: 106,365 share equivalents credited to the accounts of 12 executive officers and the spouse of an executive officer who is an employee of a subsidiary of Norwest under the Supplemental Savings Investment Plan; 1,107 share equivalents credited to the account of an executive officer under the Executive Incentive Compensation Plan; 4,933 share equivalents credited to the account of an executive officer under the Employees' Stock Deferral Plan; 28,594 share equivalents credited to the accounts of three executive officers under the Employees' Deferred Compensation Plan; 12,662 share equivalents credited to the account of an executive officer under the Elective Deferred Compensation Plan for Mortgage Banking Executives; 15,625 share equivalents credited to the account of an executive officer under the Norwest Mortgage Banking Incentive Compensation and Deferral Plan; and 17,525 share equivalents credited to the account of an executive officer under the Performance Deferral Award Plan for Mortgage Banking Executives.

                              EXECUTIVE OFFICERS

  The names of current executive officers of Norwest, as well as their ages, positions with Norwest, and a brief description of their business experience during the past five years, is presented below. Executive officers are elected annually by the Board of Directors.

  Richard M. Kovacevich, 54, Chairman and Chief Executive Officer, and a director. Mr. Kovacevich has been with Norwest for 12 years. More information about Mr. Kovacevich appears on page .

  Les Biller, 50, President and Chief Operating Officer, and a director. Mr. Biller has been with Norwest for ten years. More information about Mr. Biller appears on page.

  James R. Campbell, 55, Executive Vice President (North Central Banking). Mr. Campbell was Executive Vice President (Corporate Banking) until February 23, 1993, when he became Executive Vice President (Twin Cities Banking). On January 23, 1996, he became Executive Vice President (Commercial Banking Services Specialized Lending and Nebraska) until August 19, 1997, when he assumed his current position. Mr. Campbell is also Chairman, President and Chief Executive Officer of Norwest Bank Minnesota, N.A. He has been with Norwest for 33 years.

  C. Webb Edwards, 50, Executive Vice President and Chief Technology Officer. Mr. Edwards was Executive Vice President and General Manager of Information Services for First Interstate Bancorp, a bank holding company with its principal offices in Los Angeles, California, from January 1990 until May 2, 1995, when he assumed his current position.

  Thomas E. Emerson, 47, Executive Vice President, Chief Auditor, and Chief Examiner. Mr. Emerson was Vice President and Audit Director of Norwest Audit Services, Inc. until April 26, 1994, when he was elected Senior Vice President, Chief Auditor, and Chief Examiner. On January 23, 1996, he assumed his current position. He has been with Norwest for 11 years.

  John E. Ganoe, 53, Executive Vice President (Corporate Development). Mr. Ganoe served as Senior Vice President (Strategic Planning and Acquisitions) until January 23, 1996, when he assumed his current position. He has been with Norwest for 15 years.

  Michael A. Graf, 59, Senior Vice President and Controller. Mr. Graf has held his current position since February 1988. He has been with Norwest for ten years.

  Cynthia J. Gray, 51, Senior Vice President (Marketing). Ms. Gray served as Vice President (Marketing) from February 24, 1992 until December 4, 1995, when she was appointed Senior Vice President. Ms. Gray was named to the management committee and designated an executive officer of Norwest on February 24, 1997. She has been with Norwest for six years.

  Stephen W. Hansen, 56, Executive Vice President (Human Resources). Mr. Hansen served as Senior Vice President (Human Resources) until January 23, 1996, when he assumed his current position. He has been with Norwest for ten years.

  Laurel A. Holschuh, 47, Senior Vice President, Assistant General Counsel, and Secretary. Ms. Holschuh served as Vice President, Assistant General Counsel, and Secretary until April 27, 1993, when she assumed her current position. She has been with Norwest for 18 years.

  Kenneth R. Murray, 59, Executive Vice President (Southwestern Banking) and Head of Credit Policy. Mr. Murray served as Executive Vice President (Southwestern Community Banking) until August 19, 1997, when he assumed his current position. He has been with Norwest for 15 years.

  Mark C. Oman, 43, Executive Vice President (Diversified Financial Group). Mr. Oman served as President and Chief Executive Officer of Norwest Mortgage, Inc. from August 1989 until February 11, 1997, when he assumed his current position. Mr. Oman also serves as Chairman and Chief Executive Officer of Norwest Mortgage. He has been with Norwest for 19 years.

  Daniel A. Saklad, 55, Executive Vice President (Western Banking). Mr. Saklad served as Executive Vice President (North Central Community Banking) until August 19, 1997, when he assumed his current position. He has been with Norwest for ten years.

  Stanley S. Stroup, 54, Executive Vice President and General Counsel. Mr. Stroup served as Senior Vice President and General Counsel until February 23, 1993, when he assumed his current position. He has been with Norwest for 14 years.

  John T. Thornton, 60, Executive Vice President and Chief Financial Officer. Mr. Thornton has held his current position since October 1987. He has been with Norwest for 14 years.

  Charles D. White, 53, Senior Vice President and Treasurer. Mr. White served as Senior Vice President of Norwest Bank Minnesota, N.A., and Banking Group Treasurer until July 27, 1993, when he assumed his current position. He has been with Norwest for 16 years.

                            EXECUTIVE COMPENSATION
                   (HOW NORWEST PAYS ITS EXECUTIVE OFFICERS)

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

  Each year, the Board's Human Resources Committee (the "Committee") decides what compensation (including awards under compensation plans) will be paid to Norwest's Chief Executive Officer and other executive officers, including the executive officers named in the Summary Compensation Table (page ). This report discusses the Committee's objectives and the procedures used to determine 1997 compensation for the Chief Executive Officer and the four other executive officers listed in the Summary Compensation Table.

OBJECTIVES

  The Committee's compensation policies have two goals: first, to help Norwest compete with the largest banking institutions and other large corporations in the United States in attracting and retaining highly-qualified individuals as executive officers, and second, to pay executive officers based on their contributions to Norwest's performance. In 1994, the Committee adopted its "Performance-Based Compensation Policy for Covered Executive Officers" (the "Performance-Based Compensation Policy" or the "Policy") in response to
Section 162(m) of the Internal Revenue Code. This law places limits on tax deductions for annual compensation expense in excess of $1,000,000 to certain highly-paid executive officers. These deduction limits do not apply if the amount of the executive officer's compensation is subject to a maximum and requires achievement of pre-established business performance goals. Stockholders must approve both the maximum compensation amount and the business criteria on which the performance goals are based. The Performance-Based Compensation Policy, which contains these business criteria and the maximum compensation amount, was approved by stockholders at the 1994 annual meeting. Stockholders are being asked to vote at the 1998 annual meeting on an amended and restated Performance-Based Compensation Policy (Item 3) discussed
on pages   through  .

  The Committee based 1997 annual incentive compensation for the executive officers named in the Summary Compensation Table, including the Chief Executive Officer, on each executive officer's achieving one or more pre-established performance goals, subject to the maximum compensation amount in the Policy. The Policy and the procedures used by the Committee to make incentive compensation awards are discussed in greater detail in this report under the heading "Executive Officer Compensation--Annual Compensation."

EXECUTIVE OFFICER COMPENSATION

  Compensation for the executive officers named in the Summary Compensation Table has two components: annual compensation (base salary and an incentive compensation award under the Policy) and long-term compensation. As described in more detail below, the Committee sets base salary ranges for executive officers using available compensation data for the prior fiscal year from a comparison group of banking organizations. The Committee also decides annual incentive compensation (which can be paid in cash or in shares of stock, including restricted stock) for the executive officers named in the Summary Compensation Table under the Policy and long-term compensation in the form of stock options under Norwest's Long-Term Incentive Compensation Plan (the "LTICP"). The following discussion applies generally to the 1997 annual salary, incentive compensation, and long-term compensation for Mr. Kovacevich as Chief Executive Officer of Norwest. A more complete description of Mr. Kovacevich's 1997 compensation based on Norwest's 1997 performance can be found under the heading "Chief Executive Officer" below.

  Annual Compensation. To establish base salaries and determine final annual incentive compensation awards under the Performance-Based Compensation Policy, the Committee considered available competitive compensation data from a comparison group (the "Comparison Group"). The Comparison Group is selected from banking organizations included in the "Peer Group Index" used in the performance graph that appears in the Proxy Statement for the 1997 annual meeting of stockholders./1/

  Mr. Kovacevich, as Norwest's Chief Executive Officer, recommends the individual base salaries for all other executive officers. The Committee approves these base salaries and sets Mr. Kovacevich's base salary. Salaries are reviewed each year and adjusted periodically, typically at intervals of 12 months or more. The Committee adjusts salaries after considering the relationship of the executive officer's current salary to the base salary range for the position and after its subjective evaluation of the executive officer's overall performance. Base salaries paid in 1997 to executive officers named in the Summary Compensation Table were near the median of estimated base salaries paid by the Comparison Group banks.

  The Performance-Based Compensation Policy governs annual incentive compensation for a "covered executive officer." The Policy defines a "covered executive officer" as an individual who, on the last day of a taxable year, is the Chief Executive Officer of Norwest or is acting in such capacity or is among the four highest paid executive officers (other than the Chief Executive Officer) of Norwest determined based on the executive compensation disclosure rules of the Securities Exchange Act of 1934. Each person named in the Summary Compensation Table is a covered executive officer under the Policy.

  Under the Performance-Based Compensation Policy, payment of an incentive compensation award to a covered executive officer depends upon his achieving one or more performance goals. The Committee establishes these goals in writing at the beginning of each "Performance Period." The Committee has the discretion under the Policy to reduce the incentive compensation award to a covered executive officer from the maximum award permitted by the Policy, even though the officer may have met the performance goals. In exercising this discretion, the Committee reviews available competitive market data from the prior fiscal year and reasonable estimates of incentive compensation to be paid by the Comparison Group banking organizations to their executive officers for the most recently completed fiscal year. To set the Chief Executive Officer's incentive compensation award, the Committee also considers the quality of Norwest's earnings based on the factors discussed below under the heading "Chief Executive Officer." For covered executive officers other than the Chief Executive Officer, the Committee also reviews the Chief Executive Officer's recommendations.
---------------------

/1/ The Comparison Group, for purposes of 1997 compensation, consisted of the following 31 banking organizations: BancOne Corporation, BankAmerica Corporation, BankBoston Corporation, Bank of New York, Chase Manhattan Corporation, Citicorp, Comerica, Inc., CoreStates Financial Corporation, Crestar Financial Corporation, Fifth Third Bancorp, First Chicago-NBD Corporation, First of America, First Union Corporation, Fleet Financial Group, Inc., Huntington Bancshares, KeyCorp, Mellon Bank Corporation, National City Corporation, NationsBank, Northern Trust Corporation, Norwest Corporation, PNC Bank Corporation, Republic New York Corporation, State Street Boston Corporation, Southern National Corporation, SouthTrust Corporation, Summit Bancorp, SunTrust Banks, Inc., U.S. Bancorp, Wachovia Corporation, and Wells Fargo & Co. The "Peer Group Index," for purposes of the performance graph included in Norwest's annual proxy statement, is defined as the 35 largest publicly-traded banking organizations (ranked based on their total assets on December 31 of the immediately preceding fiscal year). Information on total assets is obtained from year-end financial results published by these organizations. (See page for a listing of the banking organizations constituting the 1998 Peer Group Index for purposes of the performance graph.) Although most of the banks in the Comparison Group are also included in the 1998 Peer Group Index, the two groups are not identical. The differences reflect, in part, changes in the composition of the Peer Group Index due to mergers occurring or announced in 1997, including the mergers of Barnett Bank with NationsBank and U.S. Bancorp with First Bank System under the name "U.S. Bancorp," and the fact that 1997 salary and incentive compensation decisions are made before the 1998 Peer Group Index can be determined. They also reflect the Committee's decision in 1994 to eliminate J.P. Morgan & Co. and Bankers Trust Corporation of New York from the Comparison Group for future incentive compensation purposes, because the business mix of such banks is not, in the Committee's judgment, comparable to the businesses of Norwest.

  For the Performance Period commencing January 1 and ending December 31, 1997, the Committee established alternative performance goals for each covered executive officer, including Mr. Kovacevich as Chief Executive Officer, based on Norwest's "Earnings Per Share" and "Return on Common Equity." For each covered executive officer other than Mr. Kovacevich, the Committee also established an additional performance goal based on the "Business Unit Net Earnings" of the business unit managed by the covered executive officer. The business criteria on which the performance goals were based are defined in the Policy.

  As stated in the Performance-Based Compensation Policy, the maximum amount of an incentive compensation award payable for any Performance Period to any covered executive officer who has met one or more of his or her pre-established performance goals may not be greater than four-tenths of one percent (0.4%) of Norwest's Net Income/2/ for the Performance Period. Based on Norwest's 1997 Net Income of $1.351 billion, the maximum incentive compensation award payable under the Policy would have been $5,404,000 (0.4% of $1.351 billion). The Committee is proposing to amend the Policy to increase the maximum incentive compensation award to not more than eight-tenths of one percent (0.8%) of Norwest's Net Income. (See Item 3 in this Proxy Statement for a discussion of this amendment.)

  For the 1997 Performance Period, each covered executive officer, including Mr. Kovacevich, met his performance goals. Based on the Committee's certification that each performance goal established by the Committee was met, its review of projected 1997 executive officer incentive compensation data from the Comparison Group, and recommendations of the Chief Executive Officer, the Committee awarded to each executive officer named in the Summary Compensation Table an incentive award under the Performance-Based Compensation Policy. Each incentive award consists of cash in the amount shown for 1997 in column (d) and for Mr. Kovacevich and John T. Thornton, shares of restricted stock having the market value shown for 1997 in column (f) of the Summary Compensation Table. No covered executive officer, including the Chief Executive Officer, received the maximum incentive compensation award under the Policy.

  Long-Term Compensation. Long-term compensation is provided in the form of stock options granted under the LTICP. The purpose of long-term compensation is to increase management ownership of stock and to provide an incentive to executive officers to improve the long-term performance of Norwest. Stock options granted by the Committee to covered executive officers under the LTICP are considered performance-based compensation under Section 162(m) of the Code, and are not subject to the Policy. Each executive officer is assigned stock ownership goals to be met by specified dates. Executive officers achieve these goals primarily by exercising stock options and retaining a substantial portion of the stock acquired. Once the basic ownership level is met, the goal continues to increase each time an executive officer exercises a stock option or a restricted stock grant vests. All executive officers named in the Summary Compensation Table have exceeded their ownership goals.

  In determining original option grants, the Committee considers the number of shares of common stock owned by the executive officer compared to the executive officer's ownership goal, and the stock option grant practices of the Comparison Group at the time of grant. It is the Committee's practice to make original grants of stock options every three years. The most recent original stock option grants occurred in 1997. If the executive officer does not meet his or her stock ownership goal, the number of stock options granted by the Committee to the executive officer in the future will be less than banks in the Comparison Group would grant to their executive officers with comparable positions. The Committee also encourages executive officers to achieve their stock ownership goals by including in original option grants the right to acquire an Accelerated Ownership Non-
---------------------

/2/For purposes of the Policy, the term "Net Income" means Norwest's net income as reported in Norwest's consolidated financial statements for the applicable Performance Period, adjusted to eliminate the effect of
  (1) restatements of prior periods' financial results relating to an acquisition accounted for as a pooling of interests; (2) losses resulting from discontinued operations; (3) extraordinary gains or losses; (4) the cumulative effect of changes in generally accepted accounting principles;
  and (5) any other unusual, non-recurring gain or loss which is separately identified and quantified in Norwest's financial statements.

Qualified Stock Option (an "AO"). If the optionee exercises the original option by delivering shares of previously owned common stock to pay for the option shares, the optionee is granted an AO. Under the terms of the AO, the optionee can purchase the same number of whole shares of stock, at their fair market value on the date of the AO grant, as were used to pay the purchase price of the shares acquired upon exercise of the original option and related taxes. AO grants are exercisable at any time over the remaining term applicable to the original option. Such grants allow the exercise of the original option early in its term while preserving the executive officer's opportunity for future appreciation in the shares delivered to exercise the original option. The Committee believes that the AO feature in original option grants encourages executive officers to acquire and retain Norwest stock.

  All of the executive officers named in the Summary Compensation Table received original option grants in 1997. They also received AO grants in 1997 because they exercised original stock options granted prior to 1997 that had the AO feature. The 1997 original option and AO grants to these executive officers appear in the table headed "Option/SAR Grants in Last Fiscal Year" (page ).

  Other Compensation. Executive officers also receive various perquisites and supplemental retirement benefits of a type and value comparable to those made available to executive officers of Comparison Group banking organizations. They also receive retirement and medical benefits generally available to Norwest's employees.

  Chief Executive Officer. The Committee decided Mr. Kovacevich's 1997 salary as shown in the Summary Compensation Table based on the salary procedures described above for covered executive officers. With respect to Mr. Kovacevich's incentive award under the Performance-Based Compensation Policy, the Committee certified that Mr. Kovacevich had exceeded his performance goals based on Norwest's 1997 Earnings Per Share and Return on Common Equity. As a result, the Committee concluded that Mr. Kovacevich was eligible to receive the maximum amount for an incentive compensation award under the Policy, subject to reduction of the amount of such award in the Committee's discretion. In exercising its discretion, the Committee evaluated the quality of Norwest's earnings based on its review of the following factors: earnings growth, return on realized common equity, return on total assets, common equity as a percentage of total assets, non-performing assets and loan loss reserves, respectively, as a percentage of total assets, the 12-month, 5-year, and 10-year rates of return to stockholders (including stock price appreciation and dividends), the ratio of Norwest's common stock market price to its book value, and the ratio of Norwest's total non-interest expense to its total revenue. To evaluate Norwest's overall performance for purposes of determining Mr. Kovacevich's incentive award under the Policy, the Committee also compared Norwest's performance to that of banking organizations included in the Comparison Group using these same factors. The Committee ultimately exercised its discretion to set Mr. Kovacevich's 1997 incentive award based on
(a) its subjective evaluation of Norwest's overall performance and the quality of its earnings compared to the performance of the Comparison Group using the factors described above, and (b) the aggregate compensation paid by Comparison Group banking organizations to their chief executive officers.

  Based on Mr. Kovacevich's achievement of his performance goals, and the Committee's exercise of its discretion under the Performance-Based Compensation Policy, the Committee awarded incentive compensation for 1997 to Mr. Kovacevich under the Policy of $3,932,313, of which $2,300,000 was paid in cash and $1,632,313 was paid in the form of 41,000 shares of restricted stock (valued based on a closing market price of $39.8125 on February 23, 1998, the date of the award). The shares of restricted stock paid to Mr. Kovacevich are subject to certain vesting requirements. These shares will be forfeited unless Mr. Kovacevich remains employed by Norwest or an affiliate until the restrictions terminate. This forfeiture provision does not apply if Mr. Kovacevich's employment with Norwest ends because of his death, disability, retirement, or a change in control of Norwest. Until the restrictions on these shares end, Mr. Kovacevich is entitled to vote and receive dividends on the restricted shares but may not sell or otherwise transfer them. The restrictions on the restricted stock grant included in Mr. Kovacevich's 1997 incentive compensation award end in 2001 as to 30% of the shares, in 2002 as to an additional 30% of the shares, and in 2003 with respect to the remainder of the shares.

That portion of Mr. Kovacevich's incentive compensation award under the Performance-Based Compensation Policy made in the form of restricted shares is governed by the provisions (other than the provisions dealing with computation of the award) of the LTICP.

                                       Members of the Committee:

                                          Michael W. Wright, Chair
                                          Pierson M. Grieve
                                          Charles M. Harper
                                          William A. Hodder
                                          Richard D. McCormick
                                          Ian M. Rolland

                               PERFORMANCE GRAPH

  The Performance Graph shown below compares the cumulative total stockholder return on Norwest's common stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and a peer group stock performance index defined as follows: the 35 largest publicly-traded banking organizations (ranked based on their total assets as of December 31 of the fiscal year immediately preceding the date of the annual meeting) (the "Peer Group Index"). Norwest obtains information on total assets from year-end financial results published by these organizations.* The cumulative total stockholder return computations set forth in the Performance Graph assume the investment of $100 in Norwest common stock, the S&P 500 Index and the Peer Group Index on December 31, 1992, and reinvestment of all dividends.

  The 35 publicly-traded banking organizations in the Peer Group Index are:
Chase Manhattan Corporation, Citicorp, NationsBank Corporation, J.P. Morgan & Co., BankAmerica Corporation, First Union Corporation, Bankers Trust Corporation of New York, BancOne Corporation, First Chicago NBD Corporation, Wells Fargo & Co., Norwest Corporation, Fleet Financial Group, Inc., PNC Bank Corporation, KeyCorp, U.S. Bancorp, BankBoston Corporation, Wacovia Corporation, Bank of New York Co., SunTrust Banks, Inc., Republic New York Corporation, National City Corporation, CoreStates Financial Corporation, Mellon Bank Corporation, State Street Corporation, Comerica Inc., SouthTrust Corporation, UnionBanCal Corp., Summit Bancorp, Mercantile Bancorp., BB&T Corporation, Huntington Bancshares, Northern Trust Corporation, Crestar Financial Corporation, Regions Financial Corporation, and Fifth Third Bancorp.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               AMONG NORWEST CORPORATION, S&P 500 AND PEER GROUP

                                  [MAC CHART]

                       ------------------------------------------------------
                        12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
-----------------------------------------------------------------------------
  NORWEST CORPORATION    $100.0   $116.0   $114.6   $166.9   $226.2   $411.6
-------------------------------------------------------------------------------
  S&P 500                $100.0   $110.1   $111.5   $153.4   $188.6   $251.5
-------------------------------------------------------------------------------
  PEER GROUP             $100.0   $107.2   $102.0   $159.1   $223.8   $328.5
-------------------------------------------------------------------------------
Note: Assumes an initial investment of $100 on December 31, 1992. Total return includes reinvestment of dividends.
---------------------

* For Performance Graph purposes in previous proxy statements, Norwest identified the 35 largest publicly-traded banking organizations by asset size from the banks listed in the Salomon 50 Bank Index published by Salomon Brothers in the first February issue of "Bank Stock Weekly" of the year in which the annual meeting was held. Because of the merger of Salomon Brothers with Smith Barney Incorporated, "Bank Stock Weekly" is no longer published. Norwest relied on 1997 financial results published by publicly-traded banking organizations in January 1998 to identify the 35 largest banking organizations (based on total assets on December 31) for the Peer Group Index used in the 1998 Performance Graph.

COMPENSATION TABLES AND INFORMATION

  The table below shows the cash and non-cash compensation earned or awarded for the last three years to the Chief Executive Officer and the four next highest paid executive officers.

                          SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                     ANNUAL COMPENSATION                          AWARDS
                         ------------------------------------------- ---------------------------------
NAME AND PRINCIPAL                                  OTHER ANNUAL       RESTRICTED STOCK     OPTIONS/        ALL OTHER
     POSITION       YEAR SALARY ($) BONUS ($)(1) COMPENSATION ($)(2) AWARD(S) ($)(3)(4)(5) SARS (#)(5) COMPENSATION ($)(6)
------------------  ---- ---------- ------------ ------------------- --------------------- ----------- -------------------
       (A)          (B)     (C)         (D)              (E)                  (F)              (G)             (I)
Richard M.
 Kovacevich         1997  $900,000  $ 2,300,000        $86,111            $ 1,632,313       1,720,844       $186,000
 Chairman and
  Chief             1996   900,000    2,200,000         39,290                814,000         588,706        185,220
 Executive Officer  1995   820,000    2,187,000         26,341                763,875               0        178,500
Les Biller          1997   510,833    1,860,000        162,545                      0         890,478         93,425
 President and
  Chief             1996   465,000    1,046,250         31,293                508,750         229,982         90,675
 Operating Officer  1995   455,000    1,046,250         24,982                      0               0         81,600
Kenneth R. Murray   1997   460,000    1,242,000         21,149                      0         672,434         89,700
 Executive Vice     1996   451,667    1,035,000         26,677                      0               0         86,500
 President          1995   440,000      990,000         19,934                      0               0         79,560
Daniel A. Saklad    1997   445,000    1,201,500         26,426                      0         490,884         86,775
 Executive Vice     1996   431,667    1,001,250         34,258                      0         227,262         83,275
 President          1995   425,000      956,250         27,416                      0               0         76,950
John T. Thornton    1997   382,500    1,066,500         28,502                147,306         432,708         74,250
 Chief Financial    1996   368,750      855,000         38,956                      0          87,250         71,400
 Officer            1995   365,000      821,250         25,619                109,125          92,686         60,318

---------------------

(1) The amounts shown for 1997 in column (d) represent that part of the 1997 incentive compensation awards paid in cash under the Performance-Based Compensation Policy. This policy is discussed above in the Report of the Human Resources Committee on Executive Compensation.

(2) With respect to column (e), the amounts shown include (i) for the years 1995-1997, reimbursements to each named executive officer for the payment of taxes on perquisites, and (ii) for 1997 for Richard M. Kovacevich and Les Biller, perquisites and other personal benefits totaling more than $50,000. The total amount of these perquisites and personal benefits (and the amount and type of each perquisite or personal benefit that was greater than 25% of the total received) is: Mr. Kovacevich, $58,081 (includes $29,678 for executive life insurance); Mr. Biller, $86,649 (includes $51,701 for club dues and fees). The other named executive officers also received certain perquisites and personal benefits for the years 1995-1997, none of which had a total value greater than $50,000.

(3) Restricted stock awards in column (f) are valued as of the dates of their respective grants, based on the closing market price of Norwest's common stock on such dates. The dollars shown as a restricted stock award for 1997 to the named executive officers represent the following shares of Norwest common stock: Richard M. Kovacevich, 41,000 shares; and John T. Thornton, 3,700 shares. These shares are that part of their respective 1997 incentive compensation awards paid in restricted stock under the policy referred to in footnote (1) above. These shares were valued as of February 23, 1998, the date the restricted stock awards were made, based on a closing market price of Norwest's common stock of $39.8125 per share.

(4) The total number of shares of restricted stock held on December 31, 1997 by each person named and their market value, based on a closing market price for Norwest's common stock of $38.75 per share on that date, were as follows: Richard M. Kovacevich, 113,400 shares, $4,394,250; Les Biller, 32,000 shares, $1,240,000; Kenneth R. Murray, 12,000 shares, $465,000;
    Daniel A. Saklad, 12,000 shares, $465,000; John T. Thornton, 20,800 shares, $806,000. Dividends are paid on shares of restricted stock on the same dates and at the same rate as those paid to all holders of Norwest's common stock. All the restricted stock awards vest over a period of five years, beginning in the third year after the date of the original award.

(5) The number of shares of restricted stock shown in footnote (4) and the number of option shares shown in column (g) have been adjusted to reflect Norwest's 2-for-1 stock split in the form of a 100% common stock dividend distributed on October 10, 1997.

(6) The amount shown in column (i) for each named executive officer is the total of Norwest's contributions to the Savings Investment Plan ("SIP"), a 401(k) plan in which all employees are eligible to participate, and contributions to Norwest's Supplemental Savings Investment Plan, a non-qualified supplemental executive retirement plan ("Supplemental SIP"). For the year ended December 31, 1997, Norwest's contribution to SIP for each of the named executive officers was $9,500 (the maximum allowable contribution under SIP). Norwest's contribution to Supplemental SIP for the year ended December 31, 1997, for these officers was as follows: Mr. Kovacevich, $176,500; Mr. Biller, $83,925; Mr. Murray, $80,200; Mr.
    Saklad, $77,275; and Mr. Thornton, $64,750.

OPTION GRANTS AND EXERCISES

  These tables summarize for 1997 under Norwest's Long-Term Incentive Compensation Plan option grants to and option exercises by the executive officers named in the Summary Compensation Table, and the value of the options held by them at December 31, 1997. All information about the number, exercise price, and the value of options shown in the following tables has been adjusted to reflect the 2-for-1 split of Norwest common stock in the form of a 100% stock dividend distributed on October 10, 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE VALUE
                                                                                    AT ASSUMED ANNUAL RATES
                                                                                  OF STOCK PRICE APPRECIATION
                               INDIVIDUAL GRANTS                                        FOR OPTION TERM
--------------------------------------------------------------------------------- ---------------------------
                                         PERCENT OF TOTAL
                                           OPTIONS/SARS
                           OPTIONS/         GRANTED TO     EXERCISE OR
                             SARS            EMPLOYEES     BASE PRICE  EXPIRATION
        NAME           GRANTED (#)(1)(2) IN FISCAL YEAR(3)   ($/SH)       DATE       5% ($)        10% ($)
        ----           ----------------- ----------------- ----------- ---------- ------------- -------------
         (A)                  (B)               (C)            (D)        (E)          (F)           (G)
Richard M. Kovacevich      1,480,000            3.1%         30.8750    7/22/07   $  28,737,340 $  72,826,062
                             240,844              *          31.1407    7/26/04       3,051,863     7,111,610
Les Biller                   800,000            1.7%         30.8750    7/22/07      15,533,697    39,365,439
                              90,478              *          31.5782    7/26/04       1,160,991     2,704,798
Kenneth R. Murray            400,000              *          30.8750    7/22/07       7,766,849    19,682,719
                             272,434              *          31.2188    7/26/04       3,444,831     8,021,360
Daniel A. Saklad             400,000              *          30.8750    7/22/07       7,766,849    19,682,719
                              90,884              *          31.1407    7/26/04       1,151,640     2,683,611
John T. Thornton             360,000              *          30.8750    7/22/07       6,990,164    17,714,447
                              72,708              *          31.1407    7/26/04         921,322     2,146,912

---------------------

 * Represents less than 1.0% of all stock options granted to employees in 1997.

(1) The options listed in the first line opposite each executive officer's name are 1997 original option grants. The options listed in the second line opposite each executive officer's name are immediately exercisable "accelerated ownership" options ("AOs") granted as the result of each officer's exercise of stock options in 1997. The general terms of AOs are described in the Report of the Human Resources Committee on Executive Compensation.

(2) The dollar amounts under columns (f) and (g) are based on assumed 5% and 10% annual rates of appreciation set by the Securities and Exchange Commission (the "Commission"). Based on these 5% and 10% assumed rates and a per share closing stock price of $38.75 for Norwest's common stock on December 31, 1997, the potential realizable value to the holders of all issued and outstanding shares on that date

   (758,619,464 shares), if such shares were held for an assumed 9.01 year period (a period equal to the remaining terms of the option grants shown above), would be approximately $16.2 billion (based on the 5% rate) and approximately $40.0 billion (based on the 10% rate). The potential total realizable value over the option term of the options included in the above table and the potential realizable values to stockholders on an aggregate basis over the assumed holding period are computed using the assumed rates set by the Commission. These values should not be viewed as, and are not intended to be, a forecast of possible future appreciation, if any, in Norwest's stock price.

(3) Includes options granted to selected employees under the Long-Term Incentive Compensation Plan and options granted to all employees of Norwest and its subsidiaries under the Best Practices PartnerShares(R) Plan. Participants in the Long-Term Incentive Compensation Plan are not eligible for option grants under the PartnerShares Plan.

                      AGGREGATED OPTION/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                         NUMBER OF         VALUE OF UNEXERCISED
                                                        UNEXERCISED               IN-THE-
                                                        OPTIONS/SARS        MONEY OPTIONS/SARS
                                                   AT FISCAL YEAR END (#)   AT FISCAL YEAR END
                          SHARES                        (IN SHARES)            (IN DOLLARS)
                       ACQUIRED ON  VALUE REALIZED      EXERCISABLE/           EXERCISABLE/
        NAME           EXERCISE (#)      ($)         UNEXERCISABLE (*)         UNEXERCISABLE
        ----           ------------ -------------- ---------------------- -----------------------
         (A)               (B)           (C)                (D)                     (E)
Richard M. Kovacevich    353,334      $6,509,084    1,442,368/1,480,000   $29,118,469/$11,655,000
Les Biller               208,368       4,006,198        723,264/800,000      16,722,788/6,300,000
Kenneth R. Murray        400,000       7,400,000        598,650/400,000      11,753,569/3,150,000
Daniel A. Saklad         182,750       3,337,259        631,848/400,000      14,152,298/3,150,000
John T. Thornton         189,372       3,320,885        526,938/360,000      12,085,460/2,835,000

--------------------

* Column (d) lists the total options held (stated as shares exercisable and unexercisable) by the named executive officers on December 31, 1997. On that date, these executive officers also beneficially held an aggregate of 3,564,775 shares of Norwest's common stock. As a consequence, each executive officer shares with all stockholders the risk of future changes in the market value of Norwest's common stock, which will depend upon, among other factors, Norwest's future performance and the executive officer's contribution to that performance.

PENSION PLANS

  Norwest's Pension Plan (the "Pension Plan") is a defined benefit plan qualified under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code ("Code"). The Plan covers all employees of Norwest and participating subsidiaries who are age 21 or older and have worked at least 1,000 hours during a period specified in the Pension Plan. Employees do not contribute to the Pension Plan and the contributions by Norwest and its subsidiaries are not allocated to the accounts of the individual participants. Benefits under the Pension Plan are determined by age, years of service, and compensation. A participant becomes vested after completing five years of Vesting Service or having attained the age of 65.

  The monthly benefit at regular retirement age is a life annuity equal to 1.1% of final average monthly earnings up to the Integration Level and 1.6% of final average monthly earnings above the Integration Level for each year of credited service. The Pension Plan does not take into account more than 35 years of credited service. Under the Pension Plan, the "Integration Level" for any year is $1,400 times the Social Security Wage Base for the Current Year divided by $48,000. The Integration Level (stated as an amount per month) is $1,995 for participants retiring in 1998. For participants retiring in years after 1998, the Integration Level is indexed to increase at the same rate as the Social Security Wage Base.

  A participant's final average earnings are the highest average monthly compensation paid during any 36 consecutive months within the last 120 months of employment. Beginning January 1, 1997, compensation for purposes of this calculation means generally all compensation paid to a participant during the year which is reportable on Form W-2, plus salary reduction amounts made under Section 401(k) and Section 125 of the Code. Compensation for this purpose, however, excludes certain expense reimbursements, contributions to any non-qualified deferred compensation plan maintained by Norwest, perquisites, severance pay, gross-ups, payments in lieu of vacation, and stock option or equity-like gains. Also beginning January 1, 1997, the Pension Plan provides that incentive compensation amounts will be included in compensation for Pension Plan purposes in the year received rather than the year earned, subject to a three-year transition period.

  Compensation under the Pension Plan for a plan year is limited by Code
Section 401. The Section 401 limit for the 1998 plan year is $160,000. In addition, Section 415 of the Code places certain limitations on the amount of the annual pension that can be paid to a participant from a tax-qualified pension plan. The annual limit currently in effect is $130,000, but depending on when a participant retires, the annual benefit may be greater than that amount.

  As permitted by ERISA and the Code, the Board of Directors has adopted a Supplemental Pension Plan. Norwest will pay participants amounts that would be payable under the Pension Plan except for limitations in the Code. Compensation under the Supplemental Pension Plan means the participant's basic compensation, as well as amounts earned or received under designated incentive compensation plans of Norwest, whether or not that compensation is deferred under any non-qualified deferred compensation plan maintained by Norwest or deferred under Section 401(k) or Section 125 of the Code. The Supplemental Pension Plan was amended effective January 1, 1997 to provide that incentive compensation amounts would be included in compensation for plan purposes in the year received, rather than the year earned, subject to a three-year transitional rule similar to the transition rule that applies to the Pension Plan. Also beginning January 1, 1997, any incentive compensation amount paid after December 31, 1996 may be prorated in the year paid to determine average monthly compensation under the Supplemental Pension Plan if the participant was not a qualified employee for the entire plan year.

  The table below shows the estimated total annual average retirement benefits payable under the Pension Plan and the Supplemental Pension Plan for individuals with various combinations of annualized final average compensation and years of credited service. These estimated benefits do not take into account any Internal Revenue Code limits on retirement benefits. The annual amounts shown below, as estimated and when paid, are not reduced by the amount of Social Security benefits.

                              YEARS OF SERVICE AT RETIREMENT
FINAL AVERAGE  -------------------------------------------------------------
COMPENSATION      10       15        20         25         30         35
-------------  -------- -------- ---------- ---------- ---------- ----------
 $  250,000    $ 38,803 $ 58,205 $   77,606 $   97,008 $  116,409 $  135,811
    500,000      78,803  118,205    157,606    197,008    236,409    275,811
    750,000     118,803  178,205    237,606    297,008    356,409    415,811
  1,000,000     158,803  238,205    317,606    397,008    476,409    555,811
  1,250,000     198,803  298,205    397,606    497,008    596,409    695,811
  1,500,000     238,803  358,205    477,606    597,008    716,409    835,811
  1,750,000     278,803  418,205    557,606    697,008    836,409    975,811
  2,000,000     318,803  478,205    637,606    797,008    956,409  1,115,811
  2,250,000     358,803  538,205    717,606    897,008  1,076,409  1,255,811
  2,500,000     398,803  598,205    797,606    997,008  1,196,409  1,395,811
  2,750,000     438,803  658,205    877,606  1,097,008  1,316,409  1,535,811
  3,000,000     478,803  718,205    957,606  1,197,008  1,436,409  1,675,811
  3,250,000     518,803  778,205  1,037,606  1,297,008  1,556,409  1,815,811
  3,500,000     558,803  838,205  1,117,606  1,397,008  1,676,409  1,955,811
  3,750,000     598,803  898,205  1,197,606  1,497,008  1,796,409  2,095,811
  4,000,000     638,803  958,205  1,277,606  1,597,008  1,916,409  2,235,811

  For the executive officers named in the Summary Compensation Table, the compensation recognized under the Pension Plan and Supplemental Pension Plan for 1997 is the amount shown in the table for the year 1997 as "Salary" (column (c)) and, under the transition rules described above, as "Bonus" (column (d)). As of December 31, 1997, their individual credited service was as follows: Mr. Kovacevich, 11 years, 10 months; Mr. Biller, 10 years, 4 months; Mr. Murray, 15 years; Mr. Saklad, 10 years, 5 months; Mr. Thornton, 13 years, 8 months.

  Lloyd P. Johnson, a nominee for re-election as a director, retired as the Chairman of the Board and a Norwest employee in 1995. Under an agreement made with Norwest before his retirement, Mr. Johnson receives retirement payments equal to the difference between the amount he receives under Norwest's Pension Plan and the amount he would have been entitled to receive under a pension plan of Norwest he selected that was in effect while he was an active employee. Under this agreement, Mr. Johnson receives an additional annual retirement benefit of $47,290, payable with his regular annual retirement benefit of $220,552 under Norwest's Pension Plan and Supplemental Pension Plan.

LONG-TERM DISABILITY PLANS

  The executive officers named in the Summary Compensation Table can participate in Norwest's Long-Term Disability Plan, which is available to all employees of Norwest. This plan covers compensation of up to $500,000 in salary and payments made under designated incentive compensation plans. The plan provides a monthly benefit to an employee scheduled to work 20 or more hours per week who has elected to participate in the plan and who becomes totally disabled for more than 22 weeks. The monthly benefit equals 65% of the participant's average basic monthly compensation, up to a monthly benefit (based on a maximum annual compensation of $500,000) of $27,083. Norwest's Supplemental Long-Term Disability Plan extends similar disability coverage for the base salary earned by Richard M. Kovacevich in excess of $500,000. The monthly benefit payable under either plan may be offset by other sources of income.

SEVERANCE AGREEMENTS

  Norwest has severance agreements with certain executive officers of Norwest, including the five executive officers named in the Summary Compensation Table. These agreements are intended to encourage the officers to continue to carry out their duties if there is a change of control of Norwest. Under the terms of these agreements, the officers may receive certain payments if their employment is terminated or if their job duties or compensation and benefits are substantially reduced within three years following a change of control of Norwest. The maximum payments are two times the sum of: (i) the officer's base salary rate, (ii) the value of perquisites provided by Norwest, and (iii) the officer's highest potential incentive compensation award or, in the case of Mr. Kovacevich, an amount equal to the two-year average of his incentive compensation awards. The agreements also continue certain medical, dental and life insurance benefits for up to two years after termination. If payments received by any such officer as a result of a change of control result in an excise tax liability for such officer, Norwest also will pay to the officer an additional amount equal to the excise tax plus a gross-up for additional income taxes, interest, and penalties related to the excise tax. If a change of control and termination of employment had occurred on February 28, 1998, the approximate amounts payable under these severance agreements to the executive officers named in the Summary Compensation Table would be: Mr. Kovacevich, $6,466,200; Mr. Biller, $4,911,300; Mr. Murray, $3,869,400; Mr.
Saklad, $3,733,100; and Mr. Thornton, $3,334,800.

  Norwest has a plan that provides severance pay to employees who are discharged under certain circumstances. The amount of severance pay is based on years of service, job level, and the severance option the employee chooses. If Mr. Kovacevich had been discharged on January 1, 1998, the maximum payable under this policy would have been his base salary for 24 months, plus life and health insurance benefits for 18 months. For executive officers named in the Summary Compensation Table, the maximum payable under this policy would have been their base salary plus benefits for the following periods: Mr. Biller, 16 months; Mr. Murray, 18 months; Mr. Saklad, 16 months; and Mr. Thornton, months. Mr. Kovacevich also can receive benefits of a minimum payment of 12 months' salary (less the amount of any other severance payments to which he may be entitled under any severance plan of Norwest then in effect), a pro rata portion of his incentive compensation, and certain life and health insurance benefits. The benefits are payable if his employment is terminated by Norwest for a reason other than cause or if his job duties are substantially reduced and he resigns within 90 days thereafter.

                       OTHER INFORMATION ABOUT DIRECTORS
                            AND EXECUTIVE OFFICERS

LOANS

  During the past year some directors (including the directors discussed below under "Compensation Committee Interlocks and Insider Participation"), executive officers, one or more members of their immediate families, and one or more of their associates had banking transactions, including loans, in the ordinary course of business with Norwest bank subsidiaries. In addition, Norwest Investment Services, Inc., a broker-dealer subsidiary, made margin loans in the ordinary course of business to some executive officers. All loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. The loans did not involve more than the normal risk of collection or have other unfavorable features.

  Three non-employee directors and five executive officers of Norwest (including an executive officer named in the Summary Compensation Table), as well as several members of the immediate families of certain non-employee directors and executive officers, also obtained mortgage loans from Norwest Mortgage, Inc. ("NMI"), a subsidiary of Norwest. Based on its policy for loans to Norwest's directors and employees, NMI waived an origination fee equal to one percent of the loan amount for each loan to a director or executive officer. Information about loans to these directors and the executive officer listed in the Summary Compensation Table, as well as to the members of their immediate families, is shown in the table below:

                         HIGHEST OUTSTANDING   OUTSTANDING
       NAME AND             LOAN BALANCE     LOAN BALANCE ON
  PRINCIPAL POSITION        SINCE 1/1/97        12/31/97     ANNUAL INTEREST RATE
  ------------------     ------------------- --------------- --------------------
Benjamin F. Montoya           $ 385,942         $385,942     8.3750% (fixed)
Director
Richard D. McCormick            628,840          628,480     6.3750% (adjustable)
Director
Megan A. Tobler and             109,000          109,000     7.2500% (fixed)
Michael S. Tobler*
Michael W. Wright             1,000,000          973,001     7.8750% (fixed)
Director
Les Biller                      479,962          473,529     7.1250% (adjustable)
President and Chief Op-
erating Officer
and Director

---------------------

* Daughter and son-in-law of Richard D. McCormick.

  Five other executive officers and the son of one executive officer were also indebted to NMI in the total amount of $1,622,732 for mortgage loans with fixed and adjustable interest rates ranging from 7.1250% to 8.25% per annum. Of the mortgage loans discussed above, five have been sold by NMI in the secondary real estate mortgage market and one has been sold to a Norwest subsidiary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Each year the Human Resources Committee (the "Committee") determines the compensation to be paid to Norwest's Chief Executive Officer and other executive officers, including the executive officers named in the Summary Compensation Table. The members of the Committee for 1997 were Michael W. Wright (Chair), Pierson M. Grieve, Charles M. Harper, William A. Hodder, Richard D. McCormick, Ian M. Rolland, and Michael W. Wright. During 1997, Pierson M. Grieve, Richard D. McCormick, and Michael W. Wright had banking transactions, including loans, in the ordinary course of business with one or more of the Norwest bank subsidiaries. All loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans did not involve more than the normal risk of collection or present other unfavorable features. Mr. McCormick, a member of his immediate family, and Mr. Wright also had mortgage loans with Norwest Mortgage, Inc. Information about these loans appears immediately above under "Loans".

CERTAIN TRANSACTIONS WITH DIRECTORS

  Richard S. Levitt. Norwest Financial Maryland, Inc. ("NFM"), a wholly-owned subsidiary of Norwest Financial, Inc. ("NFI") and an indirect wholly-owned subsidiary of Norwest, leases office space for a term of five years from MB Limited Partnership ("MB"), and also leases additional office space for a term of five years from AF Limited Partnership ("AF"). The general partner of both MB and AF is NC Associates Corporation, a Maryland corporation ("NC Associates"). All of the outstanding voting stock of NC Associates is owned by the two adult sons of Richard S. Levitt, a nominee for re-election as a director. Mr. Levitt's sons are also officers of NC Associates. In addition, the sole limited partners of MB and AF are trusts, the beneficiaries of which are descendants of Mr. Levitt. Mr. Levitt is also the Chairman and sole shareholder of a recently formed Iowa corporation known as Nellis Corporation ("Nellis"). Nellis provides property management services to MB and AF and is compensated for its services solely by the partnerships.

  NFM's existing lease with MB provides for a total fixed rent over the lease term of $139,245, plus estimated operating expenses of approximately $6,600 annually. NFM's lease with AF provides for a total fixed rent over the lease term of approximately $118,770, plus estimated operating expenses of $4,300 annually. Both leases are guaranteed by NFI. In the opinion of the management of NFM and NFI and the management of Norwest, the terms of the leases are fair and reasonable with respect to NFM and NFI.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 and related regulations require Norwest's directors, executive officers, and anyone holding more than 10% of Norwest's common stock to report their initial ownership of common stock ("reporting persons") and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Norwest is required to disclose in this Proxy Statement the failure of any reporting person to file these reports when due. All reporting persons of Norwest satisfied these filing requirements, except Benjamin F. Montoya and Lloyd P. Johnson, directors of Norwest. Mr. Montoya failed to file when due four Form 4s to report four purchases of common stock made during 1997 under a stock in lieu of fees program available to directors of Norwest bank subsidiaries. Mr. Johnson failed to file when due a Form 5 to report a charitable gift made in 1997. Mr. Montoya and Mr. Johnson ultimately reported these transactions on Form 4 and Form 5, respectively. In making these disclosures, Norwest has relied on written representations of each reporting person and copies of the reports filed with the Commission.

                         ITEM 2. PROPOSAL TO INCREASE
                       NORWEST'S AUTHORIZED COMMON STOCK

  Norwest is authorized to issue 1,000,000,000 shares of common stock, par value $1 2/3 per share. Norwest's Board of Directors recommends that Norwest's stockholders approve an amendment (the "Amendment") to Norwest's Restated Certificate of Incorporation (the "Restated Certificate") that would increase the authorized shares of Norwest's common stock from 1,000,000,000 shares to 2,000,000,000 shares. The number of authorized shares of preferred stock and preference stock will remain at 5,000,000 and 4,000,000 shares, respectively. If the amendment is approved by Norwest's stockholders, the first sentence of ARTICLE FOURTH of Norwest's Restated Certificate will read as follows:

  FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Two Billion Nine Million (2,009,000,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock without par value, Four Million (4,000,000) shares of Preference Stock without par value, and Two Billion (2,000,000,000) shares of Common Stock of the par value of $1 2/3 per share.

  On December 31, 1997, Norwest had 758,619,464 outstanding shares of common stock, and approximately 140,298,612 shares reserved for issuance to provide for conversion of outstanding convertible securities, dividend reinvestment, stock deferrals under deferred compensation plans, stock options, and stock purchases under employee benefit plans. The purpose of the proposed increase is to provide more shares for general corporate purposes, including stock dividends and splits, raising additional capital, stock issuances under stockholder and employee stock plans, and possible future acquisitions.

  Stockholders approved an amendment to Norwest's Restated Certificate at the 1997 annual meeting to increase Norwest's authorized common stock to 1,000,000,000 shares. Since that increase was approved, Norwest approved and distributed to stockholders in October 1997 a 2-for-1 split of its common stock in the form of a 100% common stock dividend. Norwest's officers also from time to time discuss with other financial institutions the possible acquisition of such institutions in exchange for shares of Norwest's common stock. There are no present plans, understandings, or agreements, however, for issuing a material number of additional shares of common stock from the currently authorized shares of common stock or the additional shares of stock proposed to be authorized under the Amendment, although acquisitions have been and may, in the future, be made by an exchange of stock. The Board of Directors believes that an increase in the total number of shares of authorized common stock will help Norwest to meet its future needs, and give it greater flexibility in responding quickly to advantageous business opportunities. The proposed increase will also provide additional shares for corporate purposes generally.

  Norwest's issuance of shares of common stock, including the additional shares that will be authorized if the proposed Amendment is adopted, may dilute the equity ownership position of current holders of common stock and may be made without stockholder approval, unless otherwise required by applicable laws or stock exchange regulations. Under existing New York Stock Exchange regulations, and except as stated below, approval of a majority of the holders of common stock would be required for any transaction or series of related transactions that would result in the original issuance of additional shares (or securities convertible into shares of common stock) (i) if the number of shares of common stock to be issued is 20% or more of the voting power outstanding before the issuance; (ii) if the number of shares of common stock to be issued is 20% or more of the number of shares outstanding before the issuance; or (iii) if the issuance would result in a change in control of Norwest. This stockholder approval requirement does not apply to any public offering for cash or to any bona fide private financing involving a sale of common stock for cash at a purchase price or conversion or exercise price at least as great as both the book and market value of Norwest's common stock.

  The additional authorized but unissued shares of Norwest's common stock that would become available if the Amendment is approved could be used (alone or with Norwest's Rights Plan described below) to make a change in control of Norwest more difficult and expensive. Under certain circumstances, such shares could be used to create impediments to or frustrate persons seeking to cause a takeover or to gain control of Norwest. Such shares could be sold to purchasers who might side with the Board in opposing a takeover bid that the Board determines not to be in the best interests of its stockholders. The Amendment might also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Norwest's common stock, to acquire control of Norwest with a view to consummating a merger, sale of all or part of Norwest's assets, or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity.

  Norwest also has in effect a plan (the "Rights Plan") that would give each holder of Norwest's common stock a dividend of one preferred share purchase right (a "Right"). This Right entitles the recipient, upon exercise, to purchase one eight-hundredth of a share of Norwest's Series A Junior Participating Preferred Stock ("Junior Preferred Stock"). The terms of the Rights are triggered upon the acquisition of or an offer by a person or group to acquire, 25% or more of Norwest's common stock. The Rights also entitle the holders (other than the person or group holding the triggering percentage) to certain favorable common stock purchase rights, among other rights, as well as the right to receive Junior Preferred Stock having "supervoting" rights and extraordinary rights to certain dividends and distributions upon liquidation. The Rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics by encouraging potential acquirors to negotiate with the Board of Directors acting on behalf of all stockholders. The Rights Plan may also, but is not intended to, deter potential acquirors. Approval of the Amendment, when considered with the Rights Plan, also may deter takeover proposals. A potential acquiror might ultimately decide not to pursue an acquisition of Norwest if the acquiror's ownership of common stock could be diluted by the issuance of additional common shares authorized by the Amendment and shares of Junior Preferred Stock under the Rights.

ACTION BY STOCKHOLDERS

  The Board of Directors believes that the approval of the Amendment is in the best interests of the stockholders of Norwest. Approval requires a vote in favor of the Amendment by the holders of a majority of Norwest's outstanding shares of common stock.

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO
     AMEND NORWEST'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK. THIS PROPOSAL IS IDENTIFIED AS ITEM 2 ON
                           THE ENCLOSED PROXY CARD.

                        ITEM 3. PROPOSAL TO APPROVE THE
                     PERFORMANCE-BASED COMPENSATION POLICY

  In 1994, Norwest's stockholders approved the "Performance-Based Compensation Policy for Covered Executive Officers" (the "1994 Policy") in accordance with
Section 162(m) and related regulations of the Internal Revenue Code (the "Code") described below (the "Section 162(m) Rules"). The Board's Human Resources Committee (the "Committee") has amended and restated the 1994 Policy to increase the "maximum incentive award" that may be paid to executive officers, and to modify two business criteria used to set performance goals. Stockholders must approve the amended and restated Policy for it to take effect.

  A copy of the amended and restated Policy is included at the end of this Proxy Statement as Exhibit A. The discussion that follows is a summary only. In order to distinguish the amended and restated Policy from the 1994 Policy in this discussion, the amended and restated Policy is referred to as the "1998 Policy." Stockholders are urged to read the complete text of the 1998 Policy.

SECTION 162(M) AND PERFORMANCE-BASED COMPENSATION

  Under the Section 162(m) Rules, a company may not deduct compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executive officers unless the compensation is "performance-based." Compensation is "performance-based" if it meets these tests: (1) it will be paid only if the executive officer meets one or more objective performance goals; (2) the performance goals must be in writing and be set by a compensation committee whose members include at least two outside directors;
(3) the compensation committee must set the performance goals before the executive officer performs the services and before it can be known whether or not the executive officer will meet these goals; (4) the company must disclose to, and stockholders must approve the material terms of the performance goals before the compensation is paid; and (5) the compensation committee must certify that the executive officer has met the performance goals. Performance goals can be based on one or more business criteria that apply to an individual, a business unit or the company as a whole. If a company's stockholders have approved the employees eligible to receive compensation, the maximum amount of compensation, and the business criteria on which performance goals are set, then test 4 is met. Because the 1998 Policy identifies "covered executive officers" as the employees eligible to be compensated under the Policy, fixes the maximum amount that can be paid to a covered executive officer as compensation under the Policy, and spells out the business criteria used to set performance goal targets, the 1998 Policy contains the material terms of the performance goals.

WHY STOCKHOLDER APPROVAL IS BEING REQUESTED

  Under the terms of the 1994 Policy, the Committee may at any time terminate, suspend, amend or modify the 1994 Policy without stockholder approval unless, in the opinion of Norwest's counsel, stockholder approval of any amendment would be required under the Section 162(m) Rules. Under the Section 162(m) Rules, any change by the compensation committee in the material terms of the performance goals requires stockholder approval. The Committee has approved amendments to the 1994 Policy to increase the maximum compensation amount that can be awarded from four-tenths of 1% (0.4%) of Norwest's "Net Income" (defined below) to eight-tenths of 1% (0.8%) of Net Income. In addition, the Committee has approved modifications to the definitions of "Earnings Per Share" and "Return on Common Equity," two of the business criteria on which performance goals may be based. Norwest's counsel has advised the Committee that, in its opinion, these are changes in the material terms of the performance goals requiring stockholder approval under the Section 162(m) Rules and the terms of the 1994 Policy. Except for these amendments, the 1998 Policy is substantially the same as the 1994 Policy.

HOW THE 1998 POLICY WORKS

  The 1998 Policy applies to each "covered executive officer" of Norwest. A covered executive officer is a person who, on the last day of a taxable year, is either Norwest's Chief Executive Officer (or someone acting in that capacity) or one of the four other highest-paid executive officers (other than the Chief Executive Officer. Each executive officer listed in the Summary Compensation Table above would be a covered executive officer under the 1998 Policy assuming no change in his position or compensation as of the last day of 1998.

  A covered executive officer will receive an incentive compensation award only if he or she has met one or more performance goals for each Performance Period. The 1998 Policy defines a Performance Period as a calendar year beginning January 1 and ending December 31. The Committee must set performance goals (which can be in the form of alternative goals) in writing for each Performance Period no later than 90 days after it starts.

  The Committee may set performance goals using any one or more business criteria stated in the 1998 Policy. The business criteria are defined below. The text of the amendments is shown in brackets ("[ ]").

    Earnings Per Share means Norwest's [diluted] earnings per share as reported in Norwest's consolidated financial statements for each applicable Performance Period adjusted as described below for Net Income.

    Business Unit Net Earnings means the net earnings of the Norwest business unit managed by a covered executive officer, determined under generally accepted accounting principles, adjusted in accordance with Norwest's management accounting practices and conventions in effect at the beginning of the Performance Period, and further adjusted as described below for Net Income.

    Return on [Realized] Common Equity means Norwest's Net Income on an annualized basis less dividends accrued on outstanding preferred stock, divided by Norwest's average total common equity, [excluding average accumulated comprehensive income as reported in the Corporation's consolidated financial statements] for the Performance Period.

  The amendment to define "Earnings Per Share" as "diluted" earnings per share reflects changes in generally accepted accounting principles to take into account the effect of potential common shares, including both vested and unvested outstanding stock options, in a company's calculation of its earnings per share. The modification of the business criteria to "Return on Realized Common Equity" eliminates the effect of adjustments to common equity required by existing and anticipated generally accepted accounting principles based on certain items of income that have not yet been received or "realized" by a company. The amendment reflects the Committee's belief that a business criterion based on return on common equity and used to set a performance goal should measure the actual return.

  Incentive compensation awards to covered executive officers who meet their performance goals may be paid in cash or stock, including shares of restricted stock, subject to a maximum amount. The Committee has also amended the 1994 Policy to increase the maximum amount of an incentive compensation award that may be paid for any Performance Period to any covered executive officer from four-tenths of one percent (0.4%) to eight-tenths of one percent (0.8%) of Norwest's Net Income for the Performance Period. Under both the 1994 and 1998 Policies, the term "Net Income" means Norwest's net income as reported in Norwest's consolidated financial statements for the Performance Period, adjusted to eliminate the effect of (1) restatements of prior periods' financial results relating to an acquisition accounted for as a pooling of interests; (2) losses resulting from discontinued operations; (3) extraordinary gains or losses; (4) the cumulative effect of changes in generally accepted accounting principles; and (5) any other unusual, non-recurring gain or loss which is separately identified and quantified in Norwest's financial statements.

  In approving this increase, the Committee reviewed incentive compensation data from the Comparison Group banking organizations listed on page . Based on its review, the Committee concluded that this increase was necessary in order for Norwest to compete effectively with other banking organizations in attracting and retaining highly talented individuals as executive officers. If the 1998 Policy had been in effect for 1997, based on Norwest's 1997 Net Income of $1.351 billion, the maximum incentive compensation award payable under the 1998 Policy would have been $10,808,000 (0.8% of $1.351 billion).

  Under the 1998 Policy, the Committee has the discretion to reduce the incentive compensation award to a covered executive officer even if he or she has met the performance goal. The Committee will continue to review competitive market data and other factors in exercising its discretion to reduce awards under the 1998 Policy and will consider management recommendations for all covered executive officers except the Chief Executive Officer.

  The 1998 Policy is effective as of January 1, 1998 if approved by stockholders. If stockholders do not approve the 1998 Policy, no incentive compensation awards to covered executive officers will be paid under the 1998 Policy. However, the Committee will continue to award incentive compensation to covered executive officers under the terms of the 1994 Policy approved by stockholders. If the 1998 Policy is approved by stockholders, the Committee may at any time terminate, suspend, amend or modify the 1998 Policy. Stockholder approval still will be required for any future amendment or modification to the 1998 Policy that, in the opinion of counsel, would be required by the Section 162(m) Rules.

  The incentive awards that would be payable under the 1998 Policy to the executive officers named in the Summary Compensation Table (assuming such persons will continue to be covered executive officers) cannot be determined because payment of future awards would be contingent upon each covered executive officer meeting the pre-established performance goals. The maximum amount of these awards would depend on Norwest's Net Income for the applicable Performance Period. The actual incentive award may also reflect exercise of the Committee's discretion to reduce the award.

STOCKHOLDER APPROVAL

  Approval of the 1998 Policy requires a vote in favor of the 1998 Policy by the holders of a majority of the shares of Norwest's common stock.

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE 1998 POLICY. THIS PROPOSAL IS IDENTIFIED AS ITEM 3 ON THE ENCLOSED
                                  PROXY CARD.

                         ITEM 4. PROPOSAL TO AMEND THE
                     LONG-TERM INCENTIVE COMPENSATION PLAN

  The Board of Directors has approved an amendment (the "Plan Amendment") to Norwest's Long-Term Incentive Compensation Plan (the "Plan") to increase the maximum number of shares of common stock that may be awarded under the Plan by an additional 37,000,000 shares. In order for the Plan Amendment to take effect, stockholders must approve it at the 1998 annual meeting.

  The Board believes that the Plan is an important way to attract, retain and motivate key employees, and that it is appropriate to increase the number of shares available for awards under the Plan. Approval of the proposed Plan Amendment will ensure that enough shares are available under the Plan to encourage stock ownership by executive officers and key employees and to help Norwest attract and retain individuals who will contribute to Norwest's success.

  A copy of the Plan Amendment is included at the end of this Proxy Statement as Exhibit B. All information about (1) shares available for grant before giving effect to the Plan Amendment, (2) shares subject to outstanding awards, and (3) the maximum award for stock options and stock appreciation rights under the Plan, has been adjusted to reflect Norwest's 2-for-1 split of its outstanding common stock, in the form of a 100% stock dividend paid on October 10, 1997.

THE PLAN

  Key employees (including executive officers and directors who are employees) of Norwest and its subsidiaries selected by the Human Resources Committee (the "Committee") are eligible to become participants in the Plan. Key employees selected by the Committee may receive awards in the form of stock options, stock appreciation rights, restricted stock, performance shares, performance units or stock. As of December 31, 1997, a total of 1,487 persons participated in the Plan. No employee may be granted stock options or stock appreciation rights covering more than 7,000,000 shares in any calendar year.

  Stock options may be granted as non-qualified stock options or incentive stock options, and must be granted at a price no lower than the fair market value of the stock on the day of grant. Fair market value on any day is the average of the high and low prices of a share of common stock reported on the New York Stock Exchange for that day. Stock options may be exercised during a period of time fixed by the Committee, except that no stock option may be exercised more than ten years after the day it is granted. At the discretion of the Committee, the purchase price for stock acquired by exercising an option may be paid for in cash, by delivering other shares of Norwest's common stock, or a combination of both.

  Stock options granted under the Plan may include the right to a grant of an Accelerated Ownership Non-Qualified Stock Option ("AO"). When an option with an AO right is exercised, the participant receives an AO grant to purchase the number of shares of common stock equal to the sum of the number of whole shares used by the participant to pay the purchase price. If shares are withheld by Norwest to pay the participant's withholding taxes, the AO grant will also include a number of shares equal to the number of shares withheld. The exercise price of the AO is the fair market value of Norwest common stock on the date of the AO grant. An AO expires on the same date as the option to which the AO relates, and may be exercised at any time between its grant date and its expiration date. AOs are intended to encourage participants to exercise options early in their terms by granting the participant an AO for the balance of the original option's term, thus allowing the participant to preserve the opportunity for future appreciation in the original option's value.

  A stock appreciation right granted under the Plan entitles a participant to receive a payment, in cash or common stock or a combination of both, in an amount equal to the difference between the fair market value of the stock at the time of exercise and the fair market value as of the date of grant. Stock appreciation rights may be exercised during a period of time fixed by the Committee not to exceed ten years after the grant date.

  A grant of restricted stock consists of a specified number of shares of common stock which are subject to restrictions on transfer, conditions of forfeiture, and any other terms and conditions for periods determined by the Committee. Under the terms of each grant, and except in the case of a participant's death, disability or retirement or a change of control of Norwest, a participant forfeits the right to receive the shares if he or she is not continuously employed by Norwest or an affiliate until the restrictions end. Prior to the termination of the restrictions, a participant may vote and receive dividends on the restricted stock but may not sell or otherwise transfer the shares. The Committee may also make awards of common stock without restrictions.

  A grant of performance shares or performance units entitles a participant to receive cash, common stock (which may be restricted stock), or a combination of both, based on the degree of achievement of pre-established performance targets over a performance cycle determined by the Committee between two and five years. The Committee may set maximum and minimum performance targets relating to corporate, group, unit or individual performance in terms of earnings, growth in earnings, ratios of earnings to equity or assets, or any other measures or standards. The Committee also sets the maximum amount of a participant's award, stated in shares of common stock in the case of performance shares and in dollars in the case of performance units. If a participant achieves the maximum performance target, he or she is entitled to the maximum amount of the award, although the Committee may set an upper limit on any amount payable in performance shares. For performance that falls below the maximum but exceeds the minimum performance target, the Committee may pay a portion of the award.

  The Committee has the discretion to determine the period of time during which options or stock appreciation rights may be exercised after a participant's death, permanent disability, or retirement. The Committee may not, in such circumstances, extend the exercise period beyond the original expiration date of the option or right. The Board of Directors may modify, suspend or terminate the Plan but may not, without the prior approval of the stockholders of Norwest, make any change to the Plan that increases the total amount of common stock which may be awarded (except to reflect changes in capitalization), changes the class of employees eligible to participate, withdraws the administration from the Committee or permits any person, while a member of the Committee, to be eligible to participate.

  On December 31, 1997, 42,432,953 shares were covered by options (including
AOs) granted under the Plan, at option prices ranging from $3.77 to $38.53 per share and with expiration dates ranging from April 26, 1998 to November 25, 2007, and 265,640 shares were subject to restricted stock awards granted under the Plan that vest in full on dates ranging from February 2, 1998 to February 24, 2002. On February 27, 1998 (the last trading day of the month), the
closing market price of a share of Norwest's common stock was $   . Other than
stock options and restricted stock awards, no stock appreciation rights or other types of awards are outstanding under the Plan.

  Options (other than AOs) generally become exercisable in three annual installments beginning one year after the date of the option grant. All AOs are exercisable upon grant.

  Information about options granted in 1997 under the Plan to the Chief Executive Officer and the four other most highly compensated executive officers can be found in the table under the heading "Options/SAR Grants in
Last Fiscal Year" on page   of this Proxy Statement. In 1997, options
(including AOs) totaling 7,359,900 shares were granted to current executive officers as a group under the Plan, and options (including AOs) totaling 25,231,462 shares were granted under the Plan to all employees (excluding executive officers) as a group.

  No information can be provided with respect to awards that may be made in the future under the Plan, as amended by the Plan Amendment. Such awards are within the discretion of the Committee. The Committee has not decided future awards or who might receive them.

THE PLAN AMENDMENT

  Increase in Available Shares. If stockholders approve the Plan Amendment at the 1998 annual meeting, the maximum number of shares that may be issued under the Plan (in addition to shares subject to awards as of April 28, 1998) would be increased to a number not greater than the sum of (i) the number of shares of common stock available for, but not yet subject to, an award under the Plan as of April 28, 1998, plus (ii) 37,000,000 shares. As of February 28, 1998,
awards (including options and restricted stock awards) covering     shares
were outstanding and     shares were available for grant under the Plan.

  Either authorized but unissued shares or treasury shares of common stock may be issued in connection with awards under the Plan. In addition, the following shares can also be re-used for a new award: (1) any shares subject to an award which are forfeited or not issued because the terms and conditions of the award are not met, (2) any shares used to pay all or part of an option exercise price, (3) any shares subject to awards paid in cash, and (4) any shares relating to exercised stock appreciation rights.

  If the Plan Amendment is approved, the estimated maximum number of shares of common stock that would be available for award under the 1998 Plan, in addition to shares reserved for issuance under outstanding awards, would total approximately shares. This number represents shares available for, but not
yet subject to, an award as of the date of the annual meeting (    shares,
assuming no awards are made under the Plan between February 28, 1998 and that date), and the additional 37,000,000 shares authorized by the Plan Amendment.

  Certain Federal Income Tax Consequences. The following discussion summarizes the federal income tax consequences, in the opinion of counsel for the Corporation, to participants who receive options under the Plan. This summary is based upon the provisions, regulations, and interpretations of the Code in effect as of January 1, 1998.

  Non-Qualified Stock Options. A participant who is granted a non-qualified stock option will not have income and the Corporation will not be allowed a deduction at the time the option is granted. Except as discussed below under "Participants Subject to Section 16 of the Act," when a participant exercises a non-qualified stock option, the difference between the option price and any higher market value of the stock on the date of exercise will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to Norwest or its subsidiary. The capital gain holding period of the shares acquired will begin one day after the date the stock option or stock appreciation right is exercised. When a participant disposes of shares acquired by the exercise of the option, any amount received that is more than the fair market value of the shares on the exercise date will be treated as short-term or long-term capital gain, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the exercise date, the loss will be treated as short-term or long-term capital loss, depending upon the holding period of the shares.

  Incentive Stock Options. A participant who is granted an incentive stock option also will not have income and Norwest will not be allowed a deduction at the time the option is granted. When a participant exercises an incentive stock option while employed by Norwest or its subsidiary or within the three-month period (one-year period, in the case of disability) after his or her employment ends, the participant will not recognize any ordinary income at that time. However, any excess of the fair market value of the shares acquired by such exercise over the option price will be an item of tax preference for purposes of any federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are not disposed of more than two years after the date of grant and one year after the date of transfer of the shares to the participant (statutory holding periods), any sale proceeds that are more than the total option price of these shares will be long-term capital gain. Except in the event of death, if the shares are disposed of prior to the expiration of the statutory holding periods (a "Disqualifying Disposition"), generally, the amount by which the fair market value of the shares at the time of exercise is more than the total option price will be ordinary income at the time of such Disqualifying Disposition. If a Disqualifying Disposition occurs, Norwest will be entitled to a federal tax deduction for a similar amount.

  Payment of Option Price in Shares. If a participant pays the exercise price of a non-qualified or incentive stock option with previously-owned shares of Norwest's common stock and the transaction is not a Disqualifying Disposition, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The shares received in excess of the number surrendered will not be taxable if an incentive stock option is being exercised, but will be taxable as ordinary income to the extent of their fair market value if a non-qualified option is being exercised. The participant does not recognize income and Norwest receives no deduction as a result of the tax-free portion of the exchange transaction. If the use of previously-acquired incentive stock option shares to pay the exercise price of another incentive stock option constitutes a Disqualifying Disposition, the tax results are as described under the heading "Incentive Stock Options."

  Stock Appreciation Rights. A participant who receives stock appreciation rights will not recognize income and Norwest will not be allowed a deduction at the time such stock appreciation rights are granted. Except as discussed below under the heading "Participants Subject to Section 16 of the Act," when a participant exercises stock appreciation rights, the amount of cash and the fair market value of the shares of common stock of Norwest received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to Norwest or its subsidiary.

RECOMMENDATION; VOTE REQUIRED

  Approval of the Plan Amendment requires a vote in favor of the Plan Amendment by the holders of a majority of Norwest's outstanding shares of common stock.

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE LONG-TERM INCENTIVE COMPENSATION PLAN. THIS PROPOSAL IS IDENTIFIED
                     AS ITEM 4 ON THE ENCLOSED PROXY CARD.

                        ITEM 5. APPOINTMENT OF AUDITORS

  Stockholders will also vote at the annual meeting to ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP, independent certified public accountants, as auditors of Norwest and its subsidiaries for the year ending December 31, 1998. KPMG Peat Marwick LLP or its predecessors have examined books and records of Norwest each year since 1931.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting of stockholders to answer appropriate questions and to make a statement if they wish.

 THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS. THIS PROPOSAL IS IDENTIFIED AS ITEM 5 ON
                           THE ENCLOSED PROXY CARD.

                   ITEM 6. STOCKHOLDER PROPOSAL RELATING TO
                               CUMULATIVE VOTING

  Mr. Gerald R. Armstrong, 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2924, who held 18,104 shares of common stock on November 17, 1997, intends to submit a resolution to stockholders for approval at the 1998 annual meeting. Mr. Armstrong's resolution and supporting statement are printed below.

RESOLUTION

  That the shareholders assembled in this annual meeting, request the Board of Directors to promptly take those steps necessary to allow cumulative voting in the elections of directors in future annual meetings of shareholders, to the extent that cumulative voting shall be mandatory at any time the corporation is aware that a stockholder, or group of associated stockholders, is the owner of voting stock representing thirty (30%) or more of the outstanding shares on the record date for the meeting.

  (For clarification, cumulative voting allows each shareholder to cast votes in the election of Directors equal to the number of shares held by the stockholder multiplied by the number of Directors to be elected and cast all of the accumulated votes for a single nominee or to distribute votes among any one or more of the nominees. In the 1997 annual meeting of shareholders, 78,015,001 shares were voted in favor of "cumulative voting.")

STATEMENT

  Our chairman is elected a Director of Northern States Power Company which has cumulative voting. Does he represent a "special interest" he fears at Norwest?

  The statutes of Minnesota and the National Bank Act require cumulative voting. Norwest escapes this by incorporating as a bank-holding company in Delaware.

  Many acquisitions of Norwest--United Banks of Colorado and Goldenbanks of Colorado, for example--had cumulative voting. The proponent believes these shareholders were not compensated for losing their rights.

  The use of cumulative voting in 1996 at Professional Bancorp allowed shareholders owning significant shares to elect nominees and former directors, because of their ownership, to elect their representatives.

  In view of the large number of shares being allocated to management and employees, it is essential that voting rights be proportionate. It appears that fewer acquisitions are being made by holding companies as the market prices of shares have increased significantly denying shareholders meaningful premiums. The proponent believes that enhanced voting rights could attract shareholders seeking the best offer.

  Many successful corporations have cumulative voting. Ingersoll-Rand, for example, has consistently increased its dividend greater than Norwest. WestAmerica Bancorporation has a growth rate greater than Norwest.

  Lockheed-Martin, VWR, and others, now have provisions that if any entity acquires certain percentages of shares, cumulative voting applies to all shareholders.

  IF YOU AGREE, PLEASE MARK YOUR PROXY "FOR."

POSITION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL, WHICH IS IDENTIFIED AS ITEM 6 ON THE ENCLOSED PROXY CARD, FOR THE FOLLOWING REASONS:

  Under Norwest's Restated Certificate of Incorporation and By-Laws, each stockholder may cast one vote per share owned in favor of, or may withhold his or her votes from, each director-nominee at the annual meeting.

A director is elected by receiving the votes of a plurality of the shares represented at the meeting. Under the cumulative voting proposal advocated by Mr. Armstrong, when Norwest becomes aware that a stockholder or a group of stockholders owns 30% of the outstanding common stock, each stockholder would then be entitled to a number of votes equal to the number of shares owned by the stockholder multiplied by the number of director-nominees. These votes could be divided among the nominees for director or they could all be cast for a single nominee.

  Mr. Armstrong also presented a cumulative voting proposal at the 1997 annual meeting. Norwest stockholders holding 193,135,298 shares, or approximately 68% of the shares of outstanding common stock present and voting at the 1997 meeting on this proposal, voted against the cumulative voting proposal. The stockholder's current cumulative voting proposal differs from the proposal submitted by him last year by requiring cumulative voting only when a single stockholder, or group of affiliated stockholders, holds at least 30% of Norwest's outstanding common stock.

  Cumulative voting operates to permit a small faction of the stockholders to elect a director or directors to the board to represent the faction's point of view. Cumulative voting will facilitate the election of "special interest" directors to Norwest's Board of Directors. This is particularly true when cumulative voting is triggered only when a specified percentage of voting stock is held by a single stockholder, or group of related stockholders, who will then be able to elect a board member to represent their interests. The Board of Directors believes that a board composed of factions focused on the special interests of one or more groups will function less effectively than a board whose members are elected by and consider themselves representatives of all stockholders.

  The perspective of every director should be the interest of all stockholders. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this proposal.

                 DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS

  Proposals from stockholders to be presented at the 1999 annual meeting must be received by the Secretary of Norwest, at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1026, no later than November 18, 1998.

                                ANNUAL REPORTS

  Norwest's 1997 Annual Report, including financial statements, has been sent to stockholders. NORWEST WILL SEND A COPY OF NORWEST'S ANNUAL REPORT ON FORM 10-K FOR 1997, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE TO ANY STOCKHOLDER WHO REQUESTS A FORM 10-K IN WRITING. A stockholder may also request copies of any exhibit to the Form 10-K. Norwest will charge a fee to cover expenses to prepare and send any exhibits. Please send requests to: Corporate Secretary, Norwest Corporation, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1026.

                                       By Order of the Board of Directors,

                                       /s/ Laurel A. Holschuh

                                       LAUREL A. HOLSCHUH
                                       Secretary

March 18, 1998

                                                                      EXHIBIT A

                              NORWEST CORPORATION

                     PERFORMANCE-BASED COMPENSATION POLICY
           (AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1998)

  1. Purpose. The purpose of the "Norwest Corporation Performance-Based Compensation Policy" (the "Policy") is to establish one or more performance goals for payment of incentive compensation other than stock options and the maximum amount of such incentive compensation that may be paid to certain executive officers. It is the intention of the Human Resources Committee (the "Committee") of the Board of Directors of the Corporation that incentive compensation awarded to each Covered Executive Officer (as defined below) be deductible by the Corporation for federal income tax purposes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), any regulations promulgated thereunder, and ruling or advisory opinions published by the Internal Revenue Service related thereto (the "Regulations").

  2. Covered Executive Officers. This Policy shall apply to any individual (a "Covered Executive Officer") who, on the last day of a taxable year is (a) the chief executive officer of the Corporation or is acting in such capacity, or
(b) is among the four highest compensated executive officers (other than the chief executive officer) of the Corporation. Whether an individual is the chief executive officer or among the four highest compensated executive officers shall be determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934.

  3. Incentive Compensation Award/Establishment of Performance Goals. An incentive compensation award to a Covered Executive Officer may be paid in the form of cash, stock, or restricted stock, or any combination thereof. Payment of an incentive compensation award to a Covered Executive Officer will be contingent upon the attainment of the performance goal or goals for the Performance Period established for such Covered Executive Officer by the Committee as provided herein. The Committee shall retain the discretion to reduce the incentive compensation award payable to a Covered Executive Officer, notwithstanding attainment of any performance goal.

  The Committee shall establish in writing one or more performance goals to be attained (which performance goals may be stated as alternative performance goals) for a Performance Period for each Covered Executive Officer on or before the latest date permitted under Section 162(m) of the Code or the Regulations. Performance goals may be based on any one or more of the following business criteria (as defined in paragraph 4 below) as the Committee may select:

    .Earnings Per Share
    .Business Unit Net Earnings
    .Return on Realized Common Equity.

  The maximum amount of an incentive compensation award for any Performance Period to any Covered Executive Officer shall be a dollar amount not to exceed eight-tenths of one percent (0.8%) of the Corporation's Net Income (as defined below).

  4. Definitions. For purposes of this Policy and for determining whether a particular performance goal is attained, the following terms shall have the meanings given them below:

    (a) The term "Business Unit Net Earnings" shall mean the net earnings of the business unit of the Corporation managed by a Covered Executive Officer, as determined in accordance with generally accepted accounting principles, adjusted in accordance with the Corporation's management accounting practices and conventions in effect at the beginning of the Performance Period, and as further adjusted in the same manner as provided below for Net Income.

    (b) The term "Earnings Per Share" shall mean the Corporation's diluted earnings per share as reported in the Corporation's consolidated financial statements for the Performance Period, adjusted in the same manner as provided below for Net Income.

    (c) The term "Net Income" shall mean the Corporation's net income for the applicable Performance Period as reported in the Corporation's consolidated financial statements, adjusted to eliminate the effect of (1) restatements of prior periods' financial results relating to an acquisition accounted for as a pooling of interests; (2) losses resulting from discontinued operations; (3) extraordinary gains or losses; (4) the cumulative effect of changes in generally accepted accounting principles; and (5) any other unusual, non-recurring gain or loss which is separately identified and quantified in the Corporation's financial statements.

    (d) The term "Performance Period" shall mean a calendar year, commencing January 1 and ending December 31.

    (e) The term "Return on Realized Common Equity" shall mean the Net Income of the Corporation on an annualized basis less dividends accrued on outstanding preferred stock, divided by the Corporation's average total common equity excluding average accumulated comprehensive income as reported in the Corporation's consolidated financial statements for the Performance Period.

  5. Applicability of Certain Provisions of the Long-Term Incentive Compensation Plan and the Employees' Deferred Compensation Plan to Incentive Compensation Awards. An incentive compensation award paid in stock or restricted stock pursuant to this Policy shall be governed by the provisions (other than provisions with respect to the computation of such award) of the Corporation's Long-Term Incentive Compensation Plan. Deferral of an incentive compensation award paid in cash under this Policy shall be made pursuant to the provisions of the Corporation's Employees' Deferred Compensation Plan.

  6. Effective Date; Amendment and Termination. This Policy shall be effective as of January 1, 1998; provided, however, that no incentive compensation award shall be paid pursuant to this Policy, unless this Policy has been approved by the stockholders of the Corporation. The Committee may at any time terminate, suspend, amend or modify this Policy except that stockholder approval shall be required for any amendment or modification to this Policy that, in the opinion of counsel, would be required by Section 162(m) of the Code or the Regulations.

                                                                      EXHIBIT B

                             PROPOSED AMENDMENT TO
                     LONG-TERM INCENTIVE COMPENSATION PLAN

  The proposed language to be added to Section 4 of the Long-Term Incentive Compensation Plan is under lined and the language to be deleted in enclosed in brackets.

  4. Shares Available Under the Plan; Limitation on Awards. The maximum number of Shares that may be issued under this Plan on and after April 28, 1998 (in addition to Shares which prior to April 28, 1998 [April 23, 1996] were subject to Awards) shall not exceed the sum of (i) the number of Shares available for, but not yet subject to, an Award as of April 28, 1998 [April 23, 1996], plus
(ii) 37,000,000 [35,000,000] Shares. These Shares may consist, in whole or in part, of authorized but unissued Stock or treasury Stock not reserved for any other purpose. Any Shares subject to the terms and conditions of an Award under this Plan which are forfeited or not issued because the terms and conditions of the Award are not met or for which payment is not made in Stock and any Shares which are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised may again be used for an Award under the Plan. No Employee may be awarded in any calendar year Options or Stock Appreciation Rights covering an aggregate of more than 7,000,000 Shares.

                  [LOGO OF NORWEST CORPORATION APPEARS HERE]


NC54228MSC97

                      (See Reverse For Instructions on How to Vote by Telephone)

NORWEST CORPORATION
Sixth and Marquette, Minneapolis, Minnesota 55479                          PROXY
--------------------------------------------------------------------------------
This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, April 28, 1998.

The shares of common stock of Norwest Corporation ("Norwest") which are entitled to vote on March 10, 1998 will be voted as you specify on this card.

If no choice is specified, this proxy will be voted "FOR" Items 2 through 5, and "AGAINST" Item 6.

By signing this proxy, you revoke all prior proxies and appoint Stanley S. Stroup, and John T. Thornton, and each of them, with full power of substitution, to vote your shares as specified on this card and on any other business which may properly come before the Annual Meeting or any adjournment thereof.

   The Board of Directors recommends a vote "FOR" Items 1, 2, 3, 4 and 5.

Item 1.  Election of directors:     01  Leslie S. Biller       05  Lloyd P. Johnson      10  Cynthia H. Milligan  [_] Vote FOR all
                                    02  J.A. Blanchard III     06  Reatha Clark King     11  Benjamin F. Montoya      nominees
                                    03  David A. Christensen   07  Richard M. Kovacevich 12  Ian M. Rolland       [_] Vote WITHHELD
                                    04  William A. Hodder      08  Richard S. Levitt     13  Michael W. Wright        from all
                                                               09  Richard D. McCormick                               nominees


(Instructions: To withhold authority to vote for any indicated nominee, write
                                                  ----------------------------
the number(s) in the box provided to the right.)
                                                  ----------------------------

Item 2.  Approve an amendment to Norwest's Restated Certificate of Incorporation                [_] For   [_] Against  [_] Abstain
         increasing the authorized shares of common stock to 2,000,000,000.

Item 3.  Approve the Performance-Based Compensation  Policy.                                    [_] For   [_] Against  [_] Abstain

Item 4.  Approve an increase in the shares available for awards under                           [_] For   [_] Against  [_] Abstain
         the Long-Term Incentive Compensation Plan.

Item 5.  Ratify KPMG Peat Marwick LLP as auditors.                                              [_] For   [_] Against  [_] Abstain

                                    The Board of Directors recommends a vote "AGAINST" Item 6.

Item 6.  Approve stockholder proposal relating to cumulative voting.                            [_] For   [_] Against  [_] Abstain

Address change?  Mark box [_]  I plan to attend the meeting [_]
Indicate changes below:



                           Date
                                 ----------------------------------------------

                           ----------------------------------------------------

                           ----------------------------------------------------
                           Signature(s) in Box
                           Please sign exactly as your name(s) appear(s) hereon. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

                                                                ----------------
                VOTE BY TELEPHONE                               COMPANY #
     Call Toll Free on a Touch-Tone Telephone                   CONTROL #
                  1-800-240-6326                                ----------------
--------------------------------------------------------------------------------
Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card. The deadline for telephone voting is noon (ET) on April 27, 1998.

1. Using a touch-tone telephone, dial 1-800-240-6326. You may dial this toll free number at your convenience 7 days/week, 24 hours/day.
2. When prompted, enter the 3-digit Company Number located in the box on the upper right hand corner of the proxy card.
3. When prompted, enter your 7-digit numeric Control Number that follows the Company Number.

    OPTION #1:  To vote on ALL items as the Norwest Corporation Board of
                Directors recommends: Press "1" When asked, please confirm your vote by pressing "1" - THANK YOU FOR VOTING.

    OPTION #2:  If you choose to vote on each item separately: Press "0" You will hear these instructions:

                Item 1:  To vote FOR all nominees, press "1"; to WITHHOLD FOR
                ------
                ALL nominees, press "9"; to WITHHOLD FOR AN INDIVIDUAL nominee, press "0" and listen to the instructions.

                Item 2:  To vote FOR, press "1"; AGAINST, press "9"; ABSTAIN,
                ------
                press "0"

The instructions are the same for all remaining items.

 When asked, please confirm your vote by pressing "1" -- THANK YOU FOR VOTING

             IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY

                      (See Reverse For Instructions on How to Vote By Telephone)

NORWEST CORPORATION SAVINGS INVESTMENT PLAN
NORWEST CORPORATION INVEST NORWEST                    INSTRUCTION CARD AND PROXY
--------------------------------------------------------------------------------

This proxy card is solicited by the Board of Directors of Norwest Corporation ("Norwest") for use at the Annual Meeting of Stockholders on April 28, 1998 from persons who participate in either (1) the Savings Investment Plan ("SIP"), or
(2) Invest Norwest , or (3) both SIP and Invest Norwest.

By signing this instruction card and proxy: (a) if you participate in SIP, you revoke any prior instructions, and you hereby instruct Norwest Bank Minnesota, N.A., as Trustee of the Norwest Corporation Master Savings Trust (the "Trust") to exercise the voting rights relating to any shares of Norwest common stock held by and allocable to the your SIP account as of March 10, 1998 at the Annual Meeting or any adjournment as you specify on this proxy card, and also on any other business that may properly come before such meeting or at any adjournment; and (b) if you participate in Invest Norwest, you revoke any prior proxies and appoint Stanley S. Stroup and John T. Thornton, and each of them, with full power of substitution, as proxies to vote any shares of Norwest common stock held for your Invest Norwest account as of March 10, 1998 at the Annual Meeting as you specify on this card and on any other business which may properly come before such meeting or at any adjournment.

 If you do not specify a choice, this proxy will be voted "FOR" Items 2 through
                           5, and "AGAINST" Item 6.

SIP Participants: This instruction card and proxy must be returned to Norwest
----------------
Bank Minnesota, National Association, Trustee, by April 23, 1998, if your instructions are to be honored. The Trustee will tabulate the instructions from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the Trust according to these ratios.

   The Board of Directors recommends a vote "FOR" Items 1, 2, 3, 4 and 5.

Item 1.  Election of    01  Leslie S. Biller      05  Lloyd P. Johnson       10  Cynthia H. Milligan    [_] Vote FOR all
         directors:     02  J.A. Blanchard III    06  Reatha Clark King      11  Benjamin F. Montoya         nominees
                        03  David A. Christensen  07  Richard M. Kovacevich  12  Ian M. Rolland
                        04  William A. Hodder     08  Richard S. Levitt      13  Michael W. Wright      [_] Vote WITHHELD
                                                  09  Richard D. McCormick                                   from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write
the number(s) in the box provided to the right.)   ----------------------------
------------------------------------------------   ----------------------------

Item 2.  Approve an amendment to       [_] For                    [_] Against                 [_] Abstain
 Norwest's Restated Certificate of
 Incorporation increasing the
 authorized shares of common stock
 to 2,000,000,000.

Item 3.  Approve the                   [_] For                    [_] Against                 [_] Abstain
 Performance-Based Compensation
 Policy.

Item 4.  Approve an increase in the    [_] For                    [_] Against                 [_] Abstain
 shares available for awards under
 the Long-Term Incentive
 Compensation Plan.

Item 5.  Ratify KPMG Peat Marwick      [_] For                    [_] Against                 [_] Abstain
 LLP as auditors.

                           The Board of Directors recommends a vote "AGAINST" Item 6.

Item 6.  Approve stockholder           [_] For                    [_] Against                 [_] Abstain
 proposal relating to cumulative
 voting.

                                     Date
                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------
                                         Signature(s) in Box
                                         Please sign exactly as your name(s)
                                         appear(s) hereon. If held in joint
                                         tenancy, all persons must sign.
                                         Trustees, administrators, etc., should
                                         include title and authority.
                                         Corporations should provide full name
                                         of corporation and title of authorized
                                         officer signing the proxy.

                                                           --------------------
             VOTE BY TELEPHONE                              COMPANY #
  Call Toll Free on a Touch-Tone Telephone                  CONTROL #
              1-800-240-6326                               --------------------
--------------------------------------------------------------------------------

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card. The deadline for telephone voting is noon (ET) on April 27, 1998.

1. Using a touch-tone telephone, dial 1-800-240-6326. You may dial this toll free number at your convenience 7 days/week, 24 hours/day.
2. When prompted, enter the 3-digit Company Number located in the box on the upper right hand corner of the proxy card.
3. When prompted, enter your 7-digit numeric Control Number that follows the Company Number.
    OPTION #1:  To vote on ALL items as the Norwest Corporation Board of
                Directors recommends: Press "1" When asked, please confirm your vote by pressing "1" -- THANK YOU FOR VOTING.
    OPTION #2:  If you choose to vote on each item separately:  Press "0"  You will hear these instructions:
                Item 1:  To vote FOR all nominees, press "1"; to WITHHOLD FOR
                ------
                         ALL nominees, press "9"; to WITHHOLD FOR AN INDIVIDUAL nominee, press "0" and listen to the instructions.

                Item 2:  To vote FOR, press "1"; AGAINST, press "9"; ABSTAIN,
                ------
                         press "0"

The instructions are the same for all remaining items.

  When asked, please confirm your vote by pressing "1" -- THANK YOU FOR VOTING

             IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY